Exhibit 10.12

Conformed Through Fifth Amendment

AMENDED AND RESTATED

CREDIT AGREEMENT

dated as of December 13, 2019,

as amended by First Amendment to Credit Agreement, dated as of September 4, 2020 as further amended by Second Amendment to Credit Agreement, dated as of January 28, 2021,

as further amended by Third Amendment to Credit Agreement, dated as of June 2, 2021,

as further amended by Fourth Amendment to Credit Agreement, dated as of August 20, 2021, and as further amended by Fifth Amendment to Credit Agreement, dated as of October 6, 2021 among

Starry, Inc.,

Starry Spectrum Holdings LLC,

Starry (MA), Inc.,

Starry Spectrum LLC,

Testco LLC,

Widmo Holdings LLC,

Vibrant Composites Inc., as Borrowers,

the other Borrowers party hereto from time to time,

the Lenders party hereto from time to time

and

ArrowMark Agency Services, LLC,

as Administrative Agent

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-ii-

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SCHEDULES:

Schedule 1.00	—	DQ List
Schedule 1.01	—	Material Intellectual Property
Schedule 2.01	—	Commitments (on file with the Administrative Agent with a copy thereof provided to the Borrowers)
Schedule 3.04	—	Specified Transactions
Schedule 3.06	—	Mortgaged Properties
Schedule 3.11A	—	Subsidiaries and Joint Ventures
Schedule 3.11B	—	Ownership; Disqualified Equity Interests
Schedule 3.12	—	Insurance
Schedule 3.17	—	Material Contracts
Schedule 3.19	—	FCC Licenses
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.09	—	Transactions with Affiliates
Schedule 6.10	—	Existing Restrictions
Schedule 7.03	—	Birch Grove Capital LP Notice Information
Schedule 7.04	—	Illustrative Example – Buyout Premium and Residual Prepayment Premium

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Guarantee and Collateral Agreement
Exhibit D	—	Form of Compliance Certificate
Exhibit E	—	Form of Global Intercompany Note
Exhibit F	—	Form of Perfection Certificate
Exhibit G	—	Form of Supplemental Perfection Certificate
Exhibit H	—	Form of Warrant Purchase Agreement
Exhibit I	—	Form of Promissory Note
Exhibit J-1	—	Form of U.S. Tax Certificate for Non U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit J-2	—	Form of U.S. Tax Certificate for Non U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit J-3	—	Form of U.S. Tax Certificate for Non U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit J-4	—	Form of U.S. Tax Certificate for Non U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit K	—	Form of Joinder

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AMENDED AND RESTATED CREDIT AGREEMENT dated as of December 13, 2019 (as amended by First Amendment to Credit Agreement, dated as of September 4, 2020, as further amended by Second Amendment to Credit Agreement, dated as of January 28, 2021, as further amended by Third Amendment to Credit Agreement, dated as of June 2, 2021, as further amended by Fourth Amendment to Credit Agreement, dated as of August 20, 2021, and as further amended by Fifth Amendment to Credit Agreement, dated as of October 6, 2021), among Starry, Inc., a Delaware corporation (the “Company”), each Subsidiary of the Company listed as a “Borrower” on the signature pages hereto (together with the Company and each other Person that executes a joinder hereto and becomes a “Borrower” hereunder, each a “Borrower” and collectively, the “Borrowers”), the Lenders party hereto from time to time and ArrowMark Agency Services, LLC, a Delaware limited liability company, as Administrative Agent.

RECITALS

WHEREAS, capitalized terms used in these recitals shall have the respective meanings set forth for such terms in Section 1.01;

WHEREAS, the Borrowers, the Administrative Agent and the lenders party thereto (the “Initial Lenders”) were party to that certain Credit Agreement (the “Initial Credit Agreement”), dated as of February 14, 2019 (the “Initial Closing Date”), pursuant to which the Initial Lenders agreed to extend to the Borrowers credit in the form of (A) initial term loans in an original aggregate principal amount equal to $27,500,000 and (B) delayed draw term loans in an original aggregate principal amount up to $22,500,000, the proceeds of which were used to (i) fund the purchase price for the proposed acquisition (the “Spectrum Acquisition”) of FCC License(s) won within the 24 GHz frequency band (the “Spectrum”) in an FCC auction known as “Auction 102” (the “Auction”), including any escrow deposit required to participate in the Auction, (ii) pay fees, commissions and expenses in connection with the Spectrum Acquisition and the transactions contemplated therein, and (iii) to fund working capital needs of the Borrowers and their Subsidiaries as permitted therein;

WHEREAS, on June 13, 2019, the Delayed Draw Lenders extended Delayed Draw Loans to the Borrowers in the aggregate original principal amount of $22,500,000;

WHEREAS, on December 13, 2019, the Borrowers, the Administrative Agent and the Initial Lenders amended and restated the Initial Credit Agreement in its entirety and the Tranche B Lenders extended Tranche B Loans to the Borrowers in the aggregate principal amount of $75,000,000 for general corporate purposes as permitted herein and to pay fees, commissions and expenses in connection with the transactions contemplated herein;

WHEREAS, the Borrowers have requested that the Initial Tranche C Lenders extend additional term loans to the Borrowers on the date that is five (5) Business Days after the Fifth Amendment Effective Date in an aggregate principal amount of $40,000,000 and the Delayed Draw Tranche C Lenders extend additional term loans to the Borrowers after December 24, 2021 and prior to the Delayed Draw Tranche C Commitment Termination Date in an aggregate principal amount of $10,000,000, in each case, on the terms and conditions set forth in this Agreement;

WHEREAS, the Guarantors, have agreed to guarantee the obligations of the Borrowers hereunder; and

WHEREAS, the Borrowers and the Guarantors have agreed to secure, and have secured, their respective Loan Document Obligations by granting to the Administrative Agent, for the benefit of the Lenders, a first priority Lien on substantially all of their respective assets, subject to the terms and conditions set forth in the Security Documents.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2020 Convertible Notes” means those certain convertible promissory notes to be issued by the Company to the lenders party to the 2020 Note Purchase Agreement, each in the form attached as Exhibit A to the 2020 Note Purchase Agreement.

“2020 Note Purchase Agreement” means that certain Note Purchase Agreement, to be entered into by and among the Company and certain lenders, in the form attached as Exhibit A to the First Amendment.

“2020 Note Purchase Documents” means the 2020 Note Purchase Agreement and 2020 Convertible Notes.

“Acceptance Period” has the meaning set forth in Section 7.03(f).

“Acquisition Agreement” means that certain Merger Agreement, dated as of the Fifth Amendment Effective Date, by and among the Company, the SPAC, Sirius Merger Sub, Inc. and Starry Holdings, Inc.

“Administrative Agent” means ArrowMark Agency Services, LLC, a Delaware limited liability company, in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified; provided that for purposes of Section 6.09, the term “Affiliate” also means any Person that is a Governing Board member or an executive officer of the Person specified, any Person that directly or indirectly beneficially owns Equity Interests of the Person specified representing 25% or more of the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests of the Person specified and any Person that would be an Affiliate of any such beneficial owner pursuant to this definition (but without giving effect to this proviso); and provided, further, that, portfolio companies of either venture capital or private equity investors holding Equity Interests of the Company as of the Closing Date shall not be deemed to be Affiliates hereunder.

“AML Laws” means all laws, rules, and regulations of any jurisdiction applicable to a Loan Party or any of its Subsidiaries from time to time concerning or relating to anti-money laundering.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to a Loan Party or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including, but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Terrorism Laws” means any federal laws of the United States primarily relating to terrorism or money laundering, including but not limited to, Executive Order 13224, the USA Patriot Act and the regulations administered by OFAC, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), and the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.).

“Applicable Creditor” has the meaning set forth in Section 9.19(b).

“Applicable Margin” means, for any day with respect to any Loan, 9.0% per annum.

“Applicable Reserve Requirement” means, at any time, for any Eurocurrency Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. The rate of interest on Eurocurrency Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“ArrowMark” means, collectively, each Affiliate of ArrowMark Agency Services, LLC that is a Lender from time to time.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, in the form of Exhibit A or any other form approved by the Administrative Agent, in each case with the consent of any Person whose consent is required by Section 9.04 and accepted by the Administrative Agent.

“Auction” has the meaning set forth in the recitals hereto.

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.

“Bankruptcy Law” means the Title 11 of the United States Code, as amended, modified or supplemented from time to time and any other federal, state, or foreign law for the relief of debtors, or any arrangement, reorganization, insolvency, moratorium, assignment for the benefit of creditors, any other marshalling of the assets or liabilities of the Borrower or any of its Subsidiaries, or similar law affecting creditors’ rights generally.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Birch Grove” means each Affiliate of Birch Grove Capital LP that is a Lender from time to time.

“Birch Grove Enforcement Rights Termination Date” means the earlier of (a) the date on which no Tranche C Loans are outstanding and (b) the date on which Affiliates of Birch Grove Capital LP hold interests (either by legal title or beneficially, by participation or otherwise) in Tranche C Loans comprising 50% or less of the outstanding principal amount of all Tranche C Loans.

“Birch Grove Indemnitees” has the meaning set forth in Section 9.03(b).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” is defined in the preamble hereto.

“Borrower Representative” has the meaning set forth in Section 2.18.

“Borrowing” means Loans made or continued on the same date and as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower Representative for a Borrowing, which shall be, in the case of any such written request, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in U.S. Dollar deposits in the London interbank market.

“Buyout Premium” means the lesser of (a) the Tranche C Loan Buyout Date Prepayment Premium and (b) the Tranche C Prepayment Premium Realization Proceeds.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, and the final maturity of such obligations shall be the date of the last payment of such amounts due under such lease (or other arrangement) prior to the first date on which such lease (or other arrangement) may be terminated by the lessee without payment of a premium or a penalty. For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Cash Equivalents” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by (i) the United States of America (or any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America) or (ii) any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at the date of acquisition thereof, the highest credit rating obtainable from S&P or Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and demand or time deposits, in each case maturing within 180 days from the date of acquisition thereof, issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(f) (i) instruments equivalent to those referred to in clauses (a) through (e) above denominated in pounds sterling, Canadian dollars or Euro or any other foreign currency comparable in credit quality and tenor and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction and (ii) in the case of any Foreign Subsidiary, such local currencies in those countries in which such Foreign Subsidiary transacts business from time to time in the ordinary course of business.

“Casualty Event” means any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of a Loan Party or any of its Subsidiaries.

“CFC” means a Subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Control” means (a) the failure by a Permitted Holder to own, beneficially and of record, Equity Interests of the Company representing at least 60% of the issued and outstanding Equity Interests of the Company owned by such Permitted Holder on the Initial Closing Date; (b) the ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder), other than a Permitted Holder or group of Permitted Holders, of Equity Interests of the Company representing 50% or more on a fully diluted basis of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests of the Company; (c) a majority of the members of the Governing Board of the Company cease to be composed of individuals (i) who were members of the Governing Board of the Company on the Initial

Closing Date, (ii) whose election or nomination to the Governing Board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, (iii) whose election or nomination to the Governing Board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of the Governing Board or (iv) who were appointed by Company stockholders entitled to nominate Governing Board members pursuant to the Company’s Amended and Restated Voting Agreement dated as of December 8, 2017 (as may be amended and/or restated from time to time); (d) the acquisition of direct or indirect Control of the Company by any Person or group (within the foregoing meaning) other than a Permitted Holder; or (e) the failure by (i) the Company to own directly or indirectly, beneficially and of record, 100% of the Equity Interests of the Loan Parties and (ii) except as otherwise expressly permitted hereunder, a Borrower to own, directly or indirectly, beneficially and of record, 100% of the Equity Interests of each of its Domestic Subsidiaries.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated or issued.

“Charges” has the meaning set forth in Section 9.13.

“Closing Date” means December 13, 2019.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all assets, whether real or personal, movable or immovable, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations (but excluding the Excluded Assets).

“Collateral Agreement” means the Guarantee and Collateral Agreement among the Loan Parties and the Administrative Agent, substantially in the form of Exhibit C, together with all supplements thereto.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received from the Loan Parties either (x) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Domestic Subsidiary (other than a Domestic Subsidiary that is a Foreign Holdco) that is directly owned by a Loan Party after the Initial Closing Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, together with documents and opinions of the type referred to in paragraphs (b) and (c) of Section 4.01 with respect to such Subsidiary;

(b) (i) all Equity Interests of any Domestic Subsidiary (other than a Domestic Subsidiary that is a Foreign Holdco) directly owned by any Loan Party, (ii) 65% of the issued and outstanding voting Equity Interests and 100% of the issued and outstanding nonvoting Equity Interests of each Foreign Holdco or CFC directly owned by any Loan Party, and (iii) 100% of the issued and outstanding Equity Interests of each wholly-owned Foreign Subsidiary that is not a CFC that is directly owned by any Loan Party shall have been pledged pursuant to the Collateral Agreement, and the Administrative Agent shall, to the extent required by the Collateral Agreement, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers, assignment of membership interests or other instruments of transfer with respect thereto endorsed in blank;

(c) (i) all Indebtedness of a Loan Party or any of its Subsidiaries that is owing to any other Loan Party shall be evidenced by the Global Intercompany Note and (ii) the Global Intercompany Note and any existing promissory note evidencing Indebtedness of any other Person in a principal amount of $100,000 or more that is owing to any Loan Party shall have been pledged pursuant to the Guarantee and Collateral Agreement, and the Administrative Agent shall, to the extent required by the Guarantee and Collateral Agreement, have received the Global Intercompany Note and all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d) all documents and instruments, including Uniform Commercial Code financing statements, required by applicable law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;

(e) the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid and enforceable first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted under Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, (iii) if any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board of Governors, and (iv) such surveys, abstracts, appraisals, legal opinions and other documents as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property;

(f) the Administrative Agent shall have received a counterpart, duly executed and delivered by the applicable Loan Party and the applicable depositary bank or securities intermediary, as the case may be, of a Control Agreement with respect to (i) each deposit account maintained by any Loan Party with any depositary bank (other than any Excluded Deposit Account) and (ii) each securities account maintained by any Loan Party with any securities intermediary (other than any Excluded Securities Account), and the requirements of the Collateral Agreement relating to the concentration and application of collections on accounts shall have been satisfied;

(g) each Loan Party shall have obtained all landlord, warehouseman, agent, bailee and processor acknowledgments required to be obtained by it pursuant to the Collateral Agreement and all other consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to: (x) Excluded Assets, or (y) particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary of a Loan Party, if and for so long as the Company and the Administrative Agent reasonably agree in writing that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any material adverse tax consequences to the Loan Parties and their Subsidiaries), shall be excessive in view of the benefits to be obtained by the Lenders therefrom. No actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect any such security interests described above (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction). The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

“Commitment” means an Initial Loan Commitment under the Initial Credit Agreement, a Delayed Draw Loan Commitment under the Initial Credit Agreement, a Tranche B Loan Commitment, an Initial Tranche C Commitment and/or a Delayed Draw Tranche C Commitment (as the context requires).

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to Section 9.01.

“Communications Act” means the Communications Act of 1934, as amended, or any successor statute or statutes thereto, and all rules, regulations, written policies, orders and decisions of the FCC thereunder, in each case as from time to time in effect.

“Compliance Certificate” means a Compliance Certificate in the form of Exhibit D or any other form approved by the Administrative Agent.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to (i) to vote 50% or more of the securities having ordinary voting power for the election of directors or managers of a Person or (ii) direct or cause the direction of the management or material strategic policies of a Person, whether through the ability to exercise voting power, by contract or through the operation of law. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means, with respect to any deposit account or securities account maintained by any Loan Party, a control agreement in form and substance reasonably satisfactory to the Administrative Agent, duly executed and delivered by such Loan Party and the depositary bank or the securities intermediary, as the case may be, with which such account is maintained.

“Convertible Note Subscription Agreement” means that certain Convertible Note Subscription Agreement, dated as of the Fifth Amendment Effective Date, by and among the SPAC and certain affiliates of Birch Grove Capital LP party thereto as subscribers.

“Credit Party” means the Administrative Agent and each Lender.

“De Facto Transfer Lease” means a lease of the FCC License (or any portion thereof) pursuant to Sections 1.9030 or 1.9035 of the FCC’s rules codified at 47 C.F.R. §§ 1.9030, 1.9035.

“Default” means any event or condition that constitutes, or upon notice, lapse of time or both would, unless cured or waived, constitute, an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans or (ii) to pay to any Loan Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified any Loan Party in writing that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit or (c) has become the subject of a Bankruptcy Event.

“Delayed Draw Lenders” has the meaning assigned to such term in the Initial Credit Agreement.

“Delayed Draw Loan Commitments” has the meaning set forth in Section 2.01.

“Delayed Draw Loans” has the meaning set forth in Section 2.01.

“Delayed Draw Tranche C Commitment” means, as to each Lender, its obligation to make a Delayed Draw Tranche C Loan to the Borrowers after December 24, 2021 pursuant to clause (c) of Section 2.01 in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1 to the Fifth Amendment under the caption “Delayed Draw Tranche C Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Delayed Draw Tranche C Commitments as of the Fifth Amendment Effective Date is $10,000,000.

“Delayed Draw Tranche C Commitment Termination Date” shall mean the earliest of (a) the date on which the entire amount of the aggregate Delayed Draw Tranche C Commitments of all Delayed Draw Tranche C Lenders have been drawn, (b) the date on which the aggregate Delayed Draw Tranche C Commitment has been terminated or reduced to zero pursuant to Section 2.05(b) and (c) February 28, 2022.

“Delayed Draw Tranche C Funding Date” means the date on which Delayed Draw Tranche C Loans are made by a Delayed Draw Tranche C Lender.

“Delayed Draw Tranche C Lender” means a Lender with a Delayed Draw Tranche C Commitment or an outstanding Delayed Draw Tranche C Loan.

“Delayed Draw Tranche C Loan” means a loan made pursuant to clause (c) of Section 2.01.

“Delayed Draw Tranche C Warrant Purchase Agreement” means the Warrant Purchase Agreement, substantially in the form of Exhibit H, among the Company and the Delayed Draw Tranche C Lenders as of the Delayed Draw Tranche C Funding Date, dated as of the Delayed Draw Tranche C Funding Date.

“Delayed Draw Tranche C Warrant Documents” means the Delayed Draw Tranche C Warrant Purchase Agreement and all agreements and instruments required to be executed and delivered thereunder or otherwise in connection therewith.

“Delayed Draw Tranche C Warrants” means the warrants to purchase the total number of shares of the Company’s common stock, par value $0.001, equal to 0.37% of the Company’s fully diluted common shares as of the Fifth Amendment Effective Date issued to the Delayed Draw Tranche C Lenders as of the Delayed Draw Tranche C Funding Date pursuant to the Delayed Draw Tranche C Warrant Purchase Agreement.

“Disposition” means any sale, transfer, lease, sublease, exchange of property or other disposition of assets by any Person.

“Dispose” has the meaning correlative thereto.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests of such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests of such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c) is redeemable (other than solely for Equity Interests of such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by a Loan Party or any of its Subsidiaries, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 180 days after the Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the Closing Date, the Closing Date); provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change in control” (or similar event, however denominated) shall not constitute a Disqualified Equity Interest if any such requirement would become operative only after repayment in full of all the Loans and all other Loan Document Obligations that are accrued and payable, the cancellation or expiration of all Letters of Credit and the termination or expiration of the Commitments and (ii) an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Institution” means, on any date, (a) any Person designated by the Company as a “Disqualified Institution” as set forth on the DQ List and (b) any other Person that is a competitor of the Borrower or any of its Subsidiaries, which Person has been designated by the Borrower Representative as a “Disqualified Institution” by written notice to the Administrative Agent from time to time, which designation shall become effective two (2) days after delivery of each such written designation to the Administrative Agent, but which shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in a Loan and (c) in the case of clauses (a) and (b), any of their Affiliates that are clearly identifiable as such on the basis that such Affiliate’s name includes the name of the specified bank, financial institution, institutional lender, related fund or competitor (excluding any bona fide debt investment fund that constitutes an Affiliate thereof that is not a Disqualified Institution); provided that “Disqualified Institutions” shall exclude any Person that the Borrower Representative has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time. The DQ List shall be available for inspection upon request by any Lender.

“DQ List” means the list of Disqualified Institutions provided by the Borrower Representative, as set forth on Schedule 1.00, and any updates thereto from time to time in accordance with the terms hereof.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person or a Loan Party or any of its Subsidiaries or any other Affiliate of a Loan Party or any of its Subsidiaries, or any Person owning or controlling (i) any trade debt or Indebtedness of any Loan Party or any of its Subsidiaries other than the Loan Document Obligations or (ii) any Equity Interests of any Loan Party or any of its Subsidiaries; provided that, notwithstanding the foregoing, ArrowMark shall be deemed to be an Eligible Assignee. For the avoidance of doubt, any Disqualified Institution is subject to Section 9.04(f).

“Enforcement Action” means any of the following: (a) take from or for the account of any Loan Party, by set-off or in any other manner, the whole or any part of any moneys which may now or hereafter be owing by any Loan Party in respect of the Loan Document Obligations, (b) sue for payment of, or to initiate or participate with others or continue in any suit, action or proceeding against any Loan Party to (i) enforce payment of or to collect the whole or any part of the Loan Document Obligations or (ii) commence or continue judicial enforcement of any of the rights and remedies under the Loan Documents or applicable law with respect to the Loan Document Obligations, (c) accelerate the Loans, (d) exercise any put option or to cause any Loan Party to honor any redemption or mandatory prepayment obligation under any Loan Document, or (e) take any action under the provisions of any applicable law, including, without limitation, any Bankruptcy Law, or under any contract or agreement, including the Loan Documents, to enforce, foreclose upon, take possession of or sell any property or assets of any Loan Party, collect any payments due in respect therewith or otherwise exercise any remedies of a secured creditor with respect to Collateral.

“Environmental Laws” means all applicable rules, regulations, codes, ordinances, judgments, orders, decrees, directives and other laws, and all injunctions or binding agreements, issued, promulgated or entered into by or with any Governmental Authority and relating in any way to the environment, to preservation or reclamation of natural resources, or to related health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties and indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence, Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means (a) shares of capital stock, partnership interests, limited liability company or membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, (b) securities convertible into or exercisable or exchangeable for the interests described in clause (a) (including any warrants, options, convertible securities or debt) or for the aforementioned securities, or (c) any other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Loan Party or any of its Subsidiaries, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by a Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by a Loan Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the incurrence by a Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or (h) the receipt by a Loan Party or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from a Loan Party or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA.

“Eurocurrency,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the LIBO Rate.

“Events of Default” has the meaning set forth in Article VII.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Excluded Assets” has the meaning assigned to such term in the Collateral Agreement.

“Excluded Deposit Accounts” means (a) any deposit account the funds in which are used solely for the payment of salaries and wages, workers’ compensation and similar expenses (including payroll taxes) in the ordinary course of business, (b) any deposit account that is a zero-balance disbursement account, (c) any deposit account the funds in which consist solely of (i) funds held by a Loan Party or any of its Subsidiaries in trust for any employee benefit plan maintained by a Loan Party or any of its Subsidiaries or (ii) funds representing deferred compensation for the Governing Board members and employees of a Loan Party or any of its Subsidiaries except for amounts in excess of 10% of all compensation payable to such individuals, (d) any deposit account the funds in which consist solely of cash earnest money deposits or funds deposited under escrow or similar arrangements in connection with any letter of intent or purchase agreement for any transaction permitted hereunder, (e) deposit accounts the daily balance with respect to which all such deposit accounts in the aggregate does not at any time exceed $200,000 or the U.S. Dollar equivalent thereof, (f) deposit accounts established in respect of letters of credit issued to a landlord of a Loan Party as security for the security deposit obligations of such Loan Party so long as the funds in any such deposit account do not exceed 110% of the aggregate face amounts of the letters of credit to which such deposit account relates and (g) deposit accounts established in respect of employee business credit card programs as security for the obligations of a Loan Party thereunder so long as the funds in all such deposit accounts in the aggregate does not at any time exceed $200,000 or the U.S. Dollar equivalent thereof.

“Excluded Securities Accounts” means any securities account the securities entitlements in which consist solely of (a) securities entitlements held by a Loan Party or any of its Subsidiaries in trust for any employee benefit plan maintained by a Loan Party or any of its Subsidiaries or (b) securities entitlements representing deferred compensation for the Governing Board members and employees of a Loan Party or any of its Subsidiaries except for amounts in excess of 10% of all compensation payable to such individuals.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower Representative under Section 2.16(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Exercise Notice” has the meaning set forth in Section 7.03(f).

“Exigent Circumstances” means (a) an exercise by another creditor of enforcement rights or remedies with respect to a material portion of the Collateral or (b) an event or circumstance that imminently threatens the value of a material portion of the Collateral, such as fraudulent removal, concealment, destruction (other than to the extent covered by insurance) or material waste.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance, settlements or judgments, indemnity payments and purchase price adjustments; provided that (a) any such cash received as a result of a Casualty Event shall not be considered an “Extraordinary Receipt” and (b) in no event shall the proceeds received by the Company from the sale of shares of its capital stock in a bona fide financing conducted for capital raising purposes (including, without limitation, the equity financing contemplated by Section 5.15) constitute an “Extraordinary Receipt.”

“Fair Market Value” means, with respect to any asset other than cash, the value that has been fixed thereon pursuant to an instrument of transfer thereof or determined by a court or bankruptcy trustee or otherwise agreed to in writing by the transferee thereof, and if no such value has been fixed, then: (a) as to any securities traded on a national securities exchange, the average of the closing prices of such securities on such exchange over the 30-day period ending three (3) days prior to the date of determination; (b) as to any securities actively traded over-the-counter, the average of the closing bid or sale prices (whichever is applicable) over the 30-day period ending three (3) days prior to the date of determination; and (c) as to any securities or other asset for which there is no active public market, the value determined in good faith by the Administrative Agent after taking into account such factors as the Administrative Agent deems appropriate (which value will include premium for control and discount for minority interests, illiquidity and restrictions on transferability).

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement entered into in connection with the implementation of such sections of the Code, and any fiscal or regulatory legislation, rules, or practices adopted pursuant to such intergovernmental agreement.

“FCC” means the Federal Communications Commission or any successor federal governmental agency performing functions similar to those performed on the Closing Date by the Federal Communications Commission.

“FCC Licenses” means all licenses and authorizations to use electromagnetic spectrum issued by the FCC pursuant to its authority granted under the Communications Act.

“FCC Rules” means the rules, regulations and published and promulgated policy statements of the FCC, including any of the foregoing that may be contained in a letter ruling issued by any Bureau of the FCC, as in effect from time to time.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means fee letter agreements entered into between the Company and the Administrative Agent from time to time in connection with the credit facilities made available under this Agreement.

“Fifth Amendment” means that certain Fifth Amendment to Credit Agreement, dated as of October 6, 2021, by and among the Borrowers, the Required Lenders, the Initial Tranche C Lenders, the Delayed Draw Tranche C Lenders and the Administrative Agent.

“Fifth Amendment Effective Date” means October 6, 2021.

“Fifth Amendment Transactions” means (a) the execution, delivery and performance of the Fifth Amendment and the initial borrowing of Tranche C Loans thereunder, (b) the issuance of the Fifth Amendment Warrants and the Fifth Amendment Warrant Documents, (c) the issuance of the Delayed Draw Tranche C Warrants and the Delayed Draw Tranche C Warrant Documents, (d) execution, delivery and performance of the Acquisition Agreement and the consummation of the SPAC Transaction, (e) the consummation of all other transactions related to the foregoing as required or contemplated by this Agreement or the Acquisition Agreement to be concurrently consummated therewith and (f) the payment of fees and expenses incurred in connection with any of the foregoing.

“Fifth Amendment Warrant Purchase Agreement” means the Warrant Purchase Agreement, substantially in the form of Exhibit H, among the Company and the Initial Tranche C Lenders as of the Fifth Amendment Effective Date, to be dated as of the date that is five (5) Business Days after the Fifth Amendment Effective Date.

“Fifth Amendment Warrant Documents” means the Fifth Amendment Warrant Purchase Agreement and all agreements and instruments required to be executed and delivered thereunder or otherwise in connection therewith.

“Fifth Amendment Warrants” means the warrants to purchase the total number of shares of the Company’s common stock, par value $0.001, equal to 1.47% of the Company’s fully diluted common shares as of the Fifth Amendment Effective Date issued to the Initial Tranche C Lenders as of the Fifth Amendment Effective Date pursuant to the Fifth Amendment Warrant Purchase Agreement.

“Financial Covenant” means the financial covenant set forth in Section 6.12.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting or finance officer, treasurer or controller of such Person.

“First Amendment” means that certain First Amendment to Credit Agreement, dated as of September 4, 2020, by and among the Company, the Lenders party thereto and the Administrative Agent.

“Foreign Holdco” means any Domestic Subsidiary that owns (directly or through one or more disregarded entities) no material assets other than cash and the Equity Interests (including, for this purpose, any other instrument treated as equity for U.S. federal income tax purposes) of one or more CFCs and/or Foreign Holdcos.

“Foreign Lender” means (a) if a Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if a Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary of the Company which is not a Domestic Subsidiary.

“Fourth Amendment” means that certain Fourth Amendment to Credit Agreement, dated as of August 20, 2021, by and among the Company, the Lenders party thereto and the Administrative Agent.

“GAAP” means generally accepted accounting principles in the United States of America, applied in accordance with the consistency requirements thereof.

“Global Intercompany Note” means the Global Intercompany Note substantially in the form of Exhibit E or any other form approved by the Administrative Agent and the Borrower Representative.

“Governing Board” means, with respect to any Person, the board of directors or board of managers (or similar governing body) of such Person.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of the Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by a Financial Officer of the Company)).

“Guarantor” means (a) each Borrower, with respect to each other Borrower, (b) each Domestic Subsidiary of a Borrower (other than (i) a Borrower, (ii) a Domestic Subsidiary that is a Foreign Holdco or which is directly or indirectly owned by a CFC or (iii) any other Subsidiary with respect to which providing a Guarantee pursuant to the Collateral Agreement would result in a material adverse tax consequence as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction to the Company or one of its Subsidiaries (as reasonably determined in good faith by the Company in consultation with the Administrative Agent)), and (c) each other Person which guarantees, pursuant to Section 5.03 or otherwise, all or any part of the Loan Document Obligations.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former Governing Board members, officers, employees or consultants of a Loan Party or any of its Subsidiaries shall be a Hedging Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (including (i) obligations under any purchase price adjustment and (ii) to the extent stated as a liability on the balance sheet of the acquiring Person in accordance with GAAP, earn-out or similar payments, but excluding (x) current accounts payable incurred in the ordinary course of business and (y) deferred compensation payable to Governing Board members, officers or employees of a Loan Party or any of its Subsidiaries), (e) all Capital Lease Obligations of such Person, (f) the maximum aggregate amount of all letters of credit and letters of guaranty in respect of which such Person is an account party, (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Disqualified Equity Interests of such Person, (i) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person and (j) all Guarantees by such Person of Indebtedness of others. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Initial Closing Date” has the meaning set forth in the recitals hereto.

“Initial Credit Agreement” has the meaning set forth in the recitals hereto.

“Initial Lenders” has the meaning set forth in the recitals hereto.

“Initial Loan Commitments” has the meaning assigned to such term in the Initial Credit Agreement.

“Initial Loans” has the meaning set forth in Section 2.01.

“Initial Tranche B Lender” means a Lender with a Tranche B Loan Commitment as of the Closing Date.

“Initial Tranche C Commitment” means, as to each Lender, its obligation to make an Initial Tranche C Loan to the Borrowers pursuant to clause (b) of Section 2.01 in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1 to the Fifth Amendment under the caption “Initial Tranche C Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Initial Tranche C Commitments is $40,000,000.

“Initial Tranche C Lender” means a Lender with an Initial Tranche C Commitment or an outstanding Initial Tranche C Loan.

“Initial Tranche C Loan” means a loan made pursuant to clause (b) of Section 2.01.

“Intellectual Property” has the meaning set forth in the Collateral Agreement.

“Interest Payment Date” means, with respect to any Eurocurrency Loan, (a) the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and (b) the Maturity Date; provided that notwithstanding anything to the contrary herein the Interest Payment Dates for all Tranche B Loans and Tranche C Loans shall be the same.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is three months thereafter; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (c) no Interest Period shall extend beyond the Maturity Date and (d) the initial Interest Period for the Initial Tranche C Loans shall be equal to the unexpired portion of the Interest Period applicable to the outstanding Tranche B Loans immediately prior to the date that is five (5) Business Days after the Fifth Amendment Effective Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent continuation of such Borrowing.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities (including any option, warrant or other right to acquire any of the foregoing and any investment in the form of transfer of property for consideration that is less than the fair value thereof (as determined reasonably by a Financial Officer of the Company)) of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs Indebtedness of the type referred to in clause (j) of the definition of “Indebtedness” in respect of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a Guarantee shall be determined in accordance with the definition of the term “Guarantee,” (iii) any Investment in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any Person shall be the fair value (as determined reasonably and in good faith by a Financial Officer of the Company) of the consideration therefor (including any Indebtedness assumed in connection therewith), plus the fair value (as so determined) of all additions, as of such date of determination, thereto, and minus the amount, as of such date of determination, of any portion of such Investment repaid to the investor in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such Investment, (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) in the form of a transfer of Equity Interests or other property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair value (as determined reasonably and in good faith by a Financial Officer of the Company) of such Equity Interests or other property as of the time of such transfer (less, in the case of any investment in the form of transfer of property for consideration that is less than the fair value thereof, the fair value (as so determined) of such consideration as of the time of the transfer), minus the amount, as of such date of determination, of any portion of such Investment repaid to the investor in cash as a return of capital, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such transfer, and (v) any Investment (other than any Investment referred to in clause (i), (ii), (iii) or (iv) above) in any Person resulting from the issuance by such Person of its Equity Interests to the investor shall be the fair value (as determined reasonably and in good faith by a Financial Officer of the Company) of such Equity Interests at the time of the issuance thereof.

“IP Security Agreements” has the meaning set forth in the Collateral Agreement.

“IRS” means the United States Internal Revenue Service.

“January 2021 Convertible Notes” means those certain convertible promissory notes to be issued by the Company to the lenders party to the January 2021 Note Purchase Agreement, each in the form attached as Exhibit A to the January 2021 Note Purchase Agreement.

“January 2021 Note Purchase Agreement” means that certain Note Purchase Agreement, to be entered into by and among the Company and certain lenders, in the form attached as Exhibit A to the Second Amendment.

“January 2021 Note Purchase Documents” means the January 2021 Note Purchase Agreement and January 2021 Convertible Notes.

“Judgment Currency” has the meaning set forth in Section 9.18(b).

“Lender” means each Person listed on Schedule 2.01 (on file with the Administrative Agent with a copy thereof provided to the Borrowers) and any other Person that becomes a party hereto pursuant to an Assignment and Assumption, in each case, that has a Commitment or an outstanding Loan, other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, a rate per annum equal to (a) the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in U.S. Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period as published on the Bloomberg LIBOR screen page that displays such rate at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such Interest Period; provided, that if such rate does not appear on such page or service or such page or service shall not be available, then the rate per annum equal to the rate reasonably determined by the Administrative Agent to be the average of the rates per annum at which deposits in U.S. Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Loans with a term equivalent to such Interest Period would be offered by three major banks in the London interbank market at their request, determined as of approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such Interest Period, divided by (b) an amount equal to (x) one minus (y) the Applicable Reserve Requirement; provided that, notwithstanding the foregoing, the LIBO Rate shall at no time be less than 2.00%.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance on, in or of such asset, including any agreement to provide any of the foregoing and any arrangement entered into for the purpose of making particular assets available to satisfy any Indebtedness or other obligation, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means a Tranche A Loan, a Tranche B Loan and/or a Tranche C Loan (as the context requires).

“Loan Documents” means this Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Fee Letters, the Collateral Agreement, the other Security Documents, any other Guarantee of all or a portion of the Loan Document Obligations, Hedging Agreements to which the Administrative Agent or a Lender is a party and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.06(c).

“Loan Document Obligations” has the meaning set forth in the Collateral Agreement.

“Loan Parties” means the Borrowers and each other Guarantor.

“Mandatory Capital Infusion” has the meaning set forth in Section 6.14.

“Material Acquisition” means any acquisition, or a series of related acquisitions, of (a) Equity Interests of any Person if, after giving effect thereto, such Person will become a Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment and, to the extent stated as a liability on the balance sheet of the acquiring Person in accordance with GAAP, earn-out or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $5,000,000.

“Material Adverse Effect” means an event or condition that has had, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, liabilities, operations or condition (financial or otherwise) of the Loan Parties and their Subsidiaries, taken as a whole, (b) the ability of the Loan Parties to perform their obligations under the Loan Documents, (c) the legality, validity, binding effect, or enforceability against a Loan Party of any of the Loan Documents to which it is a party, (d ) the Collateral or the validity, perfection or priority of the Administrative Agent’s Liens on the Collateral or (e) the rights of or benefits available to the Lenders under any Loan Document. In determining whether any individual event or condition of the foregoing types constitutes a Material Adverse Effect, notwithstanding that a particular event or condition is not itself such an effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event or condition and all other events and conditions of the foregoing types which have occurred, in the aggregate, is a Material Adverse Effect.

“Material Contract” means (a) any contract or other arrangement to which a Loan Party or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, non-performance, cancellation or failure to renew would reasonably be expected to have a Material Adverse Effect, (b) any license of Material Intellectual Property and (c) any contract or agreement to which a Loan Party or any of their Subsidiaries is a party (including, without limitation, any agreement or instrument evidencing or governing Indebtedness) requiring aggregate consideration payable to or by a Loan Party or such Subsidiary of $2,500,000 or more in any fiscal year (other than (i) purchase orders in the ordinary course of the business of a Loan Party or any of their Subsidiaries and (ii) contracts that by their terms may be terminated by a Loan Party or any of their Subsidiaries in the ordinary course of its business upon less than 90 days’ notice without penalty or premium).

“Material Disposition” means any Disposition, or a series of related Dispositions, of (a) all or substantially all the issued and outstanding Equity Interests of any Person that are owned by a Loan Party or any of its Subsidiaries or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Indebtedness assumed by the transferee in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earn-out or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $5,000,000.

“Material Indebtedness” means Indebtedness (other than the Loans and Guarantees under the Loan Documents), or obligations in respect of one or more Hedging Agreements, of any a Loan Party or any of its Subsidiaries in an aggregate principal amount of $500,000 or more. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of a Loan Party or any of its Subsidiaries in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Intellectual Property” means the Intellectual Property set forth on Schedule 1.01 and any other Intellectual Property the loss of which would reasonably be expected to result in a Material Adverse Effect; provided, that Material Intellectual Property shall not include any Intellectual Property that could be replaced by any Loan Party (or any Subsidiary thereof) by acquiring or licensing substitute Intellectual Property on commercially reasonable terms.

“Maturity Date” means February 14, 2024.

“Maximum Rate” has the meaning set forth in Section 9.13.

“MNPI” means material information concerning a Loan Party or any of its Subsidiaries or any Affiliate of any of the foregoing or their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD. For purposes of this definition, “material information” means information concerning a Loan Party or any of its Subsidiaries or any Affiliate of any of the foregoing, or any of their securities, that would reasonably be expected to be material for purposes of the United States federal and state securities laws and, where applicable, foreign securities laws.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations. Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Mortgaged Property” means each parcel of real property owned in fee by a Loan Party, and the improvements thereto, that (together with such improvements) has a book or fair value of $500,000 or more.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash (which term, for purposes of this definition, shall include Cash Equivalents) proceeds (including, in the case of any casualty, condemnation or similar proceeding, insurance, condemnation or similar proceeds) received in respect of such event, including any cash received in respect of any non-cash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all fees and out-of-pocket expenses actually paid in connection with such event by a Loan Party or any of its Subsidiaries to Persons that are not Affiliates of a Loan Party or any of its Subsidiaries, (ii) in the case of a Disposition (including pursuant to a Sale/Leaseback Transaction or a casualty or a condemnation or similar proceeding) of an asset, the amount of all payments required to be made by a Loan Party or any of its Subsidiaries as a result of such event to repay Indebtedness (other than Indebtedness under the Loan Documents) secured by such asset and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by a Loan Party or any of its Subsidiaries, or direct or indirect holders of Equity Interests of the Company, and the amount of any reserves established by a Loan Party or any of its Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities (other than any earn-out obligations) reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by a Financial Officer of the Company). For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of cash proceeds in respect of such event.

“Non-Birch Grove Lender” means a Lender that is not a fund managed by an Affiliate of Birch Grove Capital LP.

“Note Purchase Documents” means, collectively, the 2020 Note Purchase Documents and January 2021 Note Purchase Documents.

“Observer Representative” has the meaning set forth in Section 5.14.

“OFAC” means the United States Treasury Department Office of Foreign Assets Control.

“Organizational Documents” means (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating or limited liability company agreement and articles or certificate of formation or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Equity Interests of a Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16).

“Participant Register” has the meaning set forth in Section 9.04(c)(ii).

“Participants” has the meaning set forth in Section 9.04(c)(i).

“Payable Pro Rata Share” means, with respect to a Lender, the share of the total outstanding principal balance of Loans held by such Lender on the Realization Date.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” means a certificate in the form of Exhibit F or any other form approved by the Administrative Agent.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.06;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), arising in the ordinary course of business and securing obligations that are not overdue by more than 90 days or are being contested in compliance with Section 5.06;

(c) pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other forms of governmental insurance or benefits and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of a Loan Party or any of its Subsidiaries in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(d) pledges and deposits made (i) to secure the performance of bids, trade contracts (other than for payment of Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of a Loan Party or any of its Subsidiaries in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(e) judgment liens in respect of judgments (other than for the payment of taxes, assessments or other governmental charges) that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of a Loan Party or any of its Subsidiaries;

(g) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary; provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by a Loan Party or any of its Subsidiaries in excess of those required by applicable banking regulations;

(h) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by a Loan Party or any of its Subsidiaries in the ordinary course of business;

(i) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease (other than Capital Lease Obligations), license or sublicense or concession agreement permitted by this Agreement;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(k) Liens that are contractual rights of set-off;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, other than Liens referred to clauses (c) and (d) above securing letters of credit, bank guarantees or similar instruments.

“Permitted Holder” means any Person (together with (i) any Affiliate thereof, (ii) investment funds or partnerships managed by any of the foregoing, but excluding, however, any portfolio company of any of the foregoing and any Person Controlled by any such portfolio company (including a Loan Party or any of its Subsidiaries) and (iii) any trusts established for the benefit of such Person or for such Person’s spouse or family) who owns as of the Initial Closing Date, beneficially and of record, Equity Interests of the Company representing at least 25% on a fully diluted basis of each of the aggregate ordinary voting power and aggregate equity value represented by the issued and outstanding Equity Interests of the Company.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan,” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Loan Party or any of its ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Event” means:

(a) any Disposition (including by way of merger, consolidation or amalgamation), or an exclusive license, of any asset of a Loan Party or any of its Subsidiaries, including any sale or issuance to a Person other than a Loan Party or any of its Subsidiaries of Equity Interests of any Subsidiary, other than (i) Dispositions described in clauses (a) through (f) of Section 6.05 and (ii) other Dispositions resulting in aggregate Net Proceeds not exceeding $500,000 during any fiscal year of the Company;

(b) any Casualty Event resulting in aggregate Net Proceeds of $500,000 or more;

(c) any Extraordinary Receipt resulting in aggregate Net Proceeds of $500,000 or more;

(d) the incurrence by the Borrowers or any other Subsidiary of any Indebtedness, other than any Indebtedness permitted to be incurred by Section 6.01; or

(e) the failure by the Borrowers or any other Subsidiary to receive any FCC License for all or any portion of the Spectrum Acquisition; provided that the prepayment amount in connection with a Prepayment Event under this clause (e) shall only be equal to the amount paid by the Borrowers for the applicable FCC License that was not received.

“Prepayment Premium” has the meaning set forth in Section 2.08(f).

“Prepayment Premium Realization Proceeds” means the Realization Proceeds less Remaining Loan Document Liabilities ex-Prepayment Premium.

“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“Public Information” means any information that (a) has been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD and (b) does not constitute material information concerning a Loan Party or any of its Subsidiaries.

“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

“Purchase Notice” has the meaning set forth in Section 7.03(a).

“Qualified Cash” means, as of any date of determination, the aggregate amount of unrestricted cash and Cash Equivalents of the Loan Parties maintained in deposit accounts or securities accounts in the name of a Loan Party in the United States as of such date, which accounts are subject to Control Agreements.

“Realization Event” has the meaning set forth in Section 7.04(a).

“Realization Proceeds” means the sum of (a) all cash (including all Pre-Realization Date Prepayment Premiums) and (b) the Fair Market Value of all securities and other assets received by the Administrative Agent and the Lenders in respect of all Loan Document Obligations after the Tranche C Loan Buyout Date (excluding, for the avoidance of doubt, the purchase price paid in respect of Buyout Tranche C Loans) and assuming, for this purpose, that each Lender that assigned any Loan after the Tranche C Loan Buyout Date was paid at par for such Loan.

“Receivable Pro Rata Share” means, with respect to a seller of a Buyout Tranche C Loan, such seller’s share of the total outstanding principal balance of all Buyout Tranche C Loans as of the Tranche C Loan Buyout Date.

“Recipient” means the Administrative Agent or any Lender, or any combination thereof (as the context requires).

“Rectified” means, with respect to any Default or Event of Default, a change in condition or the taking of an action by a Loan Party such that, if such condition had existed or such action been taken prior to such Event of Default, such Event of Default would not have occurred.

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Original Indebtedness and any reasonable fees, premium and expenses relating to such extension, renewal or refinancing; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness, and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the stated final maturity of such Original Indebtedness; (c) such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the date 180 days after the Maturity Date, provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Indebtedness shall be permitted so long as the weighted average life to maturity of such Refinancing Indebtedness shall be longer than the shorter of (x) the weighted average life to maturity of such Original Indebtedness remaining as of the date of such extension, renewal or refinancing and (y) the weighted average life to maturity of the Loans remaining as of the date of such extension, renewal or refinancing; (d) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Loan Party or any of its Subsidiaries that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become pursuant to the terms of the Original Indebtedness) an obligor in respect of such Original Indebtedness, and shall not constitute an obligation of a Loan Party if such Loan Party shall not have been an obligor in respect of such Original Indebtedness, and, in each case, shall constitute an obligation of such Loan Party only to the extent of their obligations in respect of such Original Indebtedness; (e) if such Original Indebtedness shall have been subordinated to the Loan Document Obligations, such Refinancing Indebtedness shall also be subordinated to the Loan Document Obligations on terms not less favorable in any material respect to the Lenders; and (f) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Loan Document Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent.

“Register” has the meaning set forth in Section 9.04(b).

“Registration Statement” has the meaning set forth in Section 4.04(g).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation FD” means Regulation FD as promulgated by the U.S. Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the Governing Board members, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Remaining Loan Document Liabilities” means the Total Loan Document Liabilities less the amount paid by Borrowers in respect of all Loan Document Obligations as of the Tranche C Loan Buyout Date.

“Remaining Loan Document Liabilities ex-Prepayment Premium” means the Remaining Loan Document Liabilities less all amounts required to satisfy the obligation to pay the Prepayment Premium for Loans prepaid after the Tranche C Loan Buyout Date.

“Required Lenders” means, at any time, ArrowMark and Lenders holding Loans and unused Commitments representing more than 50% of the sum, at such time, of (i) the aggregate outstanding principal balance of all Loans and (ii) the aggregate unused Commitments. The outstanding principal balance of all Loans and the unused Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Delayed Draw Tranche C Lenders” means, at any time, Delayed Draw Tranche C Lenders holding Delayed Draw Tranche C Loans and unused Delayed Draw Tranche C Commitments representing more than 50% of the sum, at such time, of (i) the aggregate outstanding principal balance of all Delayed Draw Tranche C Loans and (ii) the aggregate unused Delayed Draw Tranche C Commitments. The outstanding principal balance of all Delayed Draw Tranche C Loans and the unused Delayed Draw Tranche C Commitments of any Defaulting Lender shall be disregarded in determining Required Delayed Draw Tranche C Lenders at any time.

“Required Tranche C Lenders” means, at any time, Tranche C Lenders holding Tranche C Loans and unused Tranche C Commitments representing more than 50% of the sum, at such time, of (i) the aggregate outstanding principal balance of all Tranche C Loans and (ii) the aggregate unused Tranche C Commitments. The outstanding principal balance of all Tranche C Loans and the unused Tranche C Commitments of any Defaulting Lender shall be disregarded in determining Required Tranche C Lenders at any time.

“Residual Prepayment Premium” means the Prepayment Premium Realization Proceeds less the Buyout Premium.

“Residual Pro Rata Share” means, with respect to a holder of a Prepaid Pre-Realization Date Loan, the ratio of (a) the total principal balance of Prepaid Pre-Realization Date Loans held by such holder to (b) the outstanding principal balance of all Loans paid after the Tranche C Purchase Date (which, for the avoidance of doubt, includes Prepaid Pre-Realization Date Loans).

“Responsible Officer” means, with respect to any Person, any Governing Board member, chief executive officer, president, executive vice president, chief financial officer, principal accounting or finance officer, vice president, treasurer or controller of such Person.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of a Loan Party or any of its Subsidiaries, or any payment or distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, exchange, conversion, cancelation or termination of, or any other return of capital with respect to, any Equity Interests of a Loan Party or any of its Subsidiaries and (b) any management, monitoring, transaction, advisory or similar fees payable to the Permitted Holder or any of its Affiliates.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Financial, Inc., and any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by a Loan Party or any of its Subsidiaries whereby such Loan Party or Subsidiary sells or transfers such property to any Person and a Loan Party or any of its Subsidiaries leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.

“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, any Person who is the target of any Sanctions, including (a) any Person listed on the SDN List or any other Sanctions-related list of designated Persons maintained by the United States (including by OFAC, the U.S. Department of State, or the U.S. Department of Commerce), the United Nations Security Council, the European Union or any of its member states, Her Majesty’s Treasury, Switzerland, Canada or any other relevant authority, (b) any Person located, organized or resident in, or any governmental entity or governmental instrumentality of, a Sanctioned Country or (c) any Person 25% or more directly or indirectly owned by, controlled by, or acting for the benefit or on behalf of, any Person described in clauses (a) or (b) hereof.

“Sanctions” means economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, the U.S. Department of State, or the U.S. Department of Commerce, (b) the United Nations Security Council, (c) the European Union or any of its member states, (d) Her Majesty’s Treasury, (e) Switzerland, (f) Canada or (g) any other relevant authority.

“SDN List” means OFAC’s List of Specially Designated Nationals & Blocked Persons.

“SEC” means the United States Securities and Exchange Commission.

“Second Amendment” means that certain Second Amendment to Credit Agreement, dated as of January 28, 2021, by and among the Company, the Lenders party thereto and the Administrative Agent.

“Secured Obligations” has the meaning set forth in the Collateral Agreement.

“Secured Parties” has the meaning set forth in the Collateral Agreement.

“Securities Act” means the United States Securities Act of 1933.

“Security Documents” means the Collateral Agreement, the IP Security Agreements, the Mortgages, the Control Agreements and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.03 or 5.12 to secure the Secured Obligations.

“Solvent” means, with respect to any Person, that (a) the fair value of the assets of such Person exceeds the debts and liabilities, subordinated, contingent or otherwise, of such Person, (b) the present fair saleable value of the assets of such Person is greater than the amount that will be required to pay the probable liability, on a consolidated basis, on the debts and other liabilities, subordinated, contingent or otherwise, of such Person, as such debts and other liabilities become absolute and matured, (c) such Person is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) such Person is not engaged in, and is not about to engage in, business for which such Person will have unreasonably small capital. For the purposes of the prior sentence, the amount of contingent liabilities at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SPAC” means FirstMark Horizon Acquisition Corp.

“SPAC Transaction” means the transaction or series of transactions as contemplated by the Acquisition Agreement that results in the direct or indirect acquisition of the Company by, or a merger or other combination of the Company with or investment in the Company from, the SPAC, irrespective of the voting power of the resulting entity held by the shareholders of the Company preceding such transaction or series of transactions.

“Specified Bailees” means the following: (i) Benchmark Electronics, 100 Innovative Way, Nashua, NH 03062 and (ii) Gorilla Circuits, 2102 Ringwood Ave., San Jose, CA 95131.

“Specified Event of Default” has the meaning set forth in Section 7.02(a).

“Spectrum” has the meaning set forth in the recitals hereto.

“Spectrum Acquisition” has the meaning set forth in the recitals hereto.

“Spectrum Manager Lease” means a lease of the FCC Licenses (or any portion thereof) pursuant to Section 1.9020 of the FCC’s rules codified at 47 C.F.R. § 1.9020.

“Standstill Period” means, with respect to a Specified Event of Default, the period (a) commencing on the first date after which both (i) the Administrative Agent and the Lenders are notified in writing of the occurrence of such Specified Event of Default or Birch Grove otherwise becomes aware of the occurrence of such Specified Event of Default and (ii) Birch Grove provides written notice to the Administrative Agent of its intention to direct the Administrative Agent with respect to the enforcement of rights and exercise of remedies set forth in Section 7.01 and under the other Loan Documents pursuant to Section 7.02 hereof and (b) ending on the later of the date that is (x) the 60th day following Birch Grove’s delivery to the Administrative Agent of the notice referred to in clause (a)(ii) above and (y) ten (10) Business Days following the date of timely delivery of a Purchase Notice.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other Person (i) of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, directly or indirectly, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of a Loan Party.

“Supplemental Perfection Certificate” means a certificate in the form of Exhibit G or any other form approved by the Administrative Agent.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Third Amendment” means that certain Third Amendment to Credit Agreement, dated as of June 2, 2021, by and among the Company, the Lenders party thereto and the Administrative Agent.

“Total Loan Document Liabilities” means the total amount required to satisfy all Loan Document Obligations (excluding any unasserted obligations for the payment of, or reimbursement for, Taxes, indemnification liabilities or other obligations in respect of which no claim or demand for payment has been made or no notice for indemnification has been issued) arising at any time and over all time in connection with the Credit Agreement and the other Loan Documents.

“Trading with the Enemy Act” means the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto.

“Tranche A Lender” means any Lender holding Tranche A Loans.

“Tranche A Loans” means the Initial Loans and the Delayed Draw Loans.

“Tranche B Lender” means any Lender holding Tranche B Loans.

“Tranche B Loan” means a loan made pursuant to clause (a) of Section 2.01.

“Tranche B Loan Commitment” means, as to each Lender, its obligation to make a Loan to the Borrowers pursuant to clause (a) of Section 2.01 in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 hereto (on file with the Administrative Agent) under the caption “Tranche B Loan Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Tranche B Loan Commitments is $75,000,000.

“Tranche C Commitment” means the Initial Tranche C Commitments and/or the Delayed Draw Tranche C Commitments, as the context requires.

“Tranche C Debt” has the meaning set forth in Section 7.03(e).

“Tranche C Lender” means any Lender holding Tranche C Loans.

“Tranche C Loan Buyout Date” means the date of consummation of the purchase of Tranche C Loans pursuant to Section 7.03.

“Tranche C Loan Buyout Date Prepayment Premium” means the Prepayment Premium that Borrowers would have owed under this Agreement in respect of the Buyout Tranche C Loans if the Buyout Tranche C Loans were voluntarily prepaid by Borrowers on the Tranche C Loan Buyout Date.

“Tranche C Loans” means the Initial Tranche C Loans and/or the Delayed Draw Tranche C Loans, as the context requires.

“Tranche C Prepayment Premium Realization Proceeds” means the product of (a) the ratio of the total outstanding principal balance of Buyout Tranche C Loans as of the Tranche C Loan Buyout Date to the sum of (x) the outstanding principal balance of all Loans immediately after the Tranche C Loan Purchase Date (which, for the avoidance of doubt, includes Prepaid Pre-Realization Date Loans but excluding any Buyout Tranche C Loans) and (y) the outstanding principal balance of Buyout Tranche C Loans as of the Tranche C Loan Buyout Date, and (b) the Prepayment Premium Realization Proceeds.

“Tranche C Upfront Fee” has the meaning set forth in Section 2.09(b).

“Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans and the use of the proceeds thereof, and (b) the issuance of the Warrants pursuant to the Warrant Documents and the consummation of all other transactions related thereto as required or contemplated thereunder to be concurrently consummated therewith.

“Treasury Rate” means, as of any date of determination, the yield to maturity as of such date of the United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the Maturity Date for such Loans; provided that if the period from such date to such Maturity Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Triggering Event Notice” has the meaning set forth in Section 7.03(a).

“Unused Delayed Draw Tranche C Commitment Fee” shall have the meaning assigned to such term in Section 2.09(c).

“U.S. Dollars” and the sign “$” mean the lawful money of the United States.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.14(f)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Warrants” has the meaning assigned thereto in the applicable Warrant Purchase Agreement, or all such Warrants, collectively, as the context may require.

“Warrant Purchase Agreements” means the Warrant Purchase Agreements among the Company and the Lenders dated on or prior to the Closing Date, substantially in the form of Exhibit H.

“Warrant Documents” means the Warrant Purchase Agreements and all agreements and instruments required to be executed and delivered thereunder or otherwise in connection therewith.

“wholly-owned,” when used in reference to a subsidiary of any Person, means that all the Equity Interests of such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly-owned subsidiary of such Person or any combination thereof.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. References to the “knowledge” or “awareness” of any Person, when used in this Agreement or any other Loan Document, means, if such Person is a natural Person, the actual knowledge or awareness of such Person, and, if such Person is not a natural Person, the actual knowledge or awareness of each Responsible Officer of such Person and its subsidiaries. Except as otherwise provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall, except as otherwise provided herein, be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, restated, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP as in effect from time to time; provided that (a) if the Company, by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Required Lenders, by notice to the Company, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (b) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (i) without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of a Loan Party or any of its Subsidiaries at “fair value,” as defined therein and (ii) without giving effect to any change to GAAP as a result of the issuance by the Financial Accounting Standards Board of ASU No. 2016-02, Leases (Topic 842), or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under GAAP prior to such change.

SECTION 1.04. Currency Translation. For purposes of any determination under Articles VI and VII, amounts incurred or outstanding, or proposed to be incurred or outstanding, in currencies other than U.S. Dollars shall be translated into U.S. Dollars at the currency exchange rates in effect on the date of such determination; provided that (a) for purposes of any determination under Sections 6.04, 6.05 and 6.06, the amount of each applicable transaction denominated in a currency other than U.S. Dollars shall be translated into U.S. Dollars at the applicable currency exchange rate in effect on the date of the consummation thereof, which currency exchange rates shall be determined in good faith by the Company, and (b) for purposes of the Financial Covenant, and the related definitions, amounts in currencies other than U.S. Dollars shall be translated into U.S. Dollars at the currency exchange rates then most recently used in preparing the consolidated financial statements of the Company.

ARTICLE II

The Facilities

SECTION 2.01. Commitments.

(a) On the Initial Closing Date, the Initial Lenders, pursuant to their respective Initial Loan Commitments (as defined in the Initial Credit Agreement), made loans to the Borrowers in an aggregate original principal amount of $27,500,000 (the “Initial Loans”). On June 13, 2019, the Delayed Draw Lenders, pursuant to their respective Delayed Draw Loan Commitments (as defined in the Initial Credit Agreement), made loans to the Borrowers in an aggregate original principal amount of $22,500,000 (the “Delayed Draw Loans”). The Initial Loans and the Delayed Draw Loans are referred to herein in the aggregate as the Tranche A Loans. The aggregate outstanding principal amount of the Tranche A Loans on the date hereof is $65,253,419.01 and accrued and unpaid interest thereon to the date hereof is $740,912.70. On the Closing Date, the Initial Tranche B Lenders, pursuant to their respective Tranche B Loan Commitments, made loans to the Borrowers in an aggregate original principal amount of $75,000,000. The aggregate outstanding principal amount of the Tranche B Loans on the date hereof is

$91,008,780.58 and accrued and unpaid interest thereon to the date hereof is $583,973.01. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Except as expressly provided in this Agreement, the Tranche A Loans and the Tranche B Loans shall have the same terms and shall be treated as part of a single class of Loans.

(b) Subject to the terms and conditions set forth in the Fifth Amendment and this Agreement, each Initial Tranche C Lender severally agrees to make to the Borrowers on the date that is five (5) Business Days after the Fifth Amendment Effective Date one or more Initial Tranche C Loans denominated in U.S. Dollars in an aggregate amount equal to such Initial Tranche C Lender’s Initial Tranche C Commitment on the Fifth Amendment Effective Date. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed. The Initial Tranche C Loans shall be a separate class of Loans from the Tranche A Loans and the Tranche B Loans.

(c) Subject to the terms and conditions set forth in the Fifth Amendment and this Agreement, each Delayed Draw Tranche C Lender severally agrees to make Delayed Draw Tranche C Term Loans to the Borrowers denominated in U.S. Dollars on one (1) occasion at any time after December 24, 2021 until the Delayed Draw Tranche C Commitment Termination Date in an aggregate principal amount equal to such Lender’s Delayed Draw Tranche C Commitment. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed. The Delayed Draw Tranche C Loans shall be a separate class of Loans from the Tranche A Loans and the Tranche B Loans.

SECTION 2.02. Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make a Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.11, each Borrowing shall be comprised entirely of Eurocurrency Loans in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c) The Borrowing of Initial Tranche C Loans on the date that is five (5) Business Days after the Fifth Amendment Effective Date will be in an aggregate amount up to the aggregate Initial Tranche C Commitments, as requested by the Borrower Representative and subject to the terms and conditions set forth herein.

(d) The Borrowing of Delayed Draw Tranche C Loans will be in an aggregate amount equal to (but not less than) the aggregate Delayed Draw Tranche C Commitments, as requested by the Borrower Representative and subject to the terms and conditions set forth herein.

(e) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $500,000; provided that a Eurocurrency Borrowing that results from a continuation of an outstanding Eurocurrency Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. There shall not at any time be more than a total of five (5) Eurocurrency Borrowings outstanding; provided that after the establishment of any new class of Loans pursuant to the Fifth Amendment such number of Eurocurrency Borrowings shall increase by two.

SECTION 2.03. Requests for Borrowings.

(a) The Borrower Representative shall deliver by hand, facsimile or email (with telephonic confirmation) to the Administrative Agent an executed written Borrowing Request for (x) the Initial Tranche C Loans to be made on the date that is five (5) Business Days after the Fifth Amendment Effective Date not later than 11:00 a.m., New York City time, on the Fifth Amendment Effective Date, and (y) each request to fund Delayed Draw Tranche C Loans not later than 11:00 a.m., New York City time, at least ten (10) Business Days before the date of the proposed Borrowing. Any such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of an executed written Borrowing Request. Each telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02(e): (1) the date of such Borrowing, which shall be a Business Day; (2) the name of the Borrower to whom funds are to be disbursed; (3) whether such Borrowing is of Initial Tranche C Loans or Delayed Draw Tranche C Loans; (4) the amount of such Borrowing; (5) the initial Interest Period applicable to such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period”; and (6) the location and number of the account(s) to which funds are to be disbursed.

(b) Each Borrowing shall be a Eurocurrency Borrowing.

SECTION 2.04. Funding of Borrowings. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrowers by promptly remitting the amounts so received, in like funds, to an account of one or more Borrowers as specified by the Borrower Representative.

SECTION 2.05. Termination and Reduction of Commitments.

(a) The Tranche B Loan Commitments automatically terminated immediately after the Borrowing of the Tranche B Loans on the Closing Date. Unless previously terminated, the Initial Tranche C Commitments shall automatically terminate immediately after the Borrowing of the Initial Tranche C Loans on the date that is five Business Days after the Fifth Amendment Effective Date. The Delayed Draw Tranche C Commitments shall automatically terminate on the Delayed Draw Tranche C Commitment Termination Date and, upon the funding of any Delayed Draw Tranche C Loan, a portion of the Delayed Draw Tranche C Commitments equal to the principal amount of the Delayed Draw Tranche C Loans so funded shall automatically terminate.

(b) At its option, the Borrower Representative may at any time prior to the Delayed Draw Tranche C Commitment Termination Date terminate the Delayed Draw Tranche C Commitments in full (but not in part). The Borrower Representative shall notify the Administrative Agent in writing of any election to terminate or reduce the Delayed Draw Tranche C Commitments at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section 2.05(b) shall be irrevocable; provided that a notice of termination of the Delayed Draw Tranche C Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of another credit facility or the closing of a securities offering or the receipt of proceeds another transaction, in each case not prohibited by the terms of this Agreement or any other Loan Document, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Delayed Draw Tranche C Commitments shall be permanent. Any reduction of the Delayed Draw Tranche C Commitments shall be made ratably among the Delayed Draw Tranche C Lenders in accordance with their respective Delayed Draw Tranche C Commitments.

SECTION 2.06. Repayment of Loans; Evidence of Debt.

(a) The Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender as provided in Section 2.07.

(b) The records maintained by the Administrative Agent and the Lenders shall be prima facie evidence of the existence and amounts of the obligations of the Borrowers in respect of the Loans, interest and fees due or accrued hereunder; provided that the failure of the Administrative Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Borrowers to pay any amounts due hereunder in accordance with the terms of this Agreement.

(c) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit I. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.07. Repayment on Maturity Date. To the extent not previously repaid or prepaid, all Loans shall be due and payable on the Maturity Date.

SECTION 2.08. Prepayment of Loans.

(a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b) Upon any Change in Control, the Borrowers shall repay all Loans in full together with all fees and other obligations of the Borrowers then owed hereunder, and the Commitments shall automatically terminate.

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of a Loan Party or any of its Subsidiaries in respect of any Prepayment Event, the Borrowers shall, on the first (1st) Business Day immediately following the day such Net Proceeds are received (or, in the case of a Prepayment Event described in clause (a), (b) or (e) of the definition of the term “Prepayment Event,” within three Business Days after such Net Proceeds are received), prepay the Loans in an amount equal to such Net Proceeds; provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event,” if the Borrowers shall, prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of a Financial Officer of the Borrowers to the effect that the Borrowers intend to cause the Net Proceeds from such event (or a portion thereof specified in such certificate) to be applied within 180 days after receipt of such Net Proceeds to acquire real property, equipment or other assets to be used in the business of the Loan Parties and their Subsidiaries, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds from such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds that have not been so applied by the end of such 180-day period (or within a period of 180 days thereafter if by the end of such initial 180-day period one or more of the Loan Parties shall have entered into an agreement with a third party to acquire such real property, equipment or other assets with such Net Proceeds), at which time a prepayment shall be required in an amount equal to the Net Proceeds that have not been so applied; provided further that (A) to the extent any such Net Proceeds shall be received in respect of assets owned by a Loan Party, such Net Proceeds may be reinvested only in assets owned by a Loan Party, and (B) to the extent any such Net Proceeds shall be received in respect of assets owned by a Subsidiary that is not a Loan Party but the Equity Interests of which constitute Collateral, such Net Proceeds may be reinvested only in assets owned by a Loan Party or assets owned by a Subsidiary the Equity Interests of which constitute Collateral. Prepayments from Net Proceeds in respect of any Prepayment Event in respect of a Foreign Subsidiary (“Foreign Net Proceeds”) will not be required unless and until cash is repatriated to the United States, in which event the Borrowers shall, within three (3) Business Days of such repatriation, prepay the Loans in an amount equal to the lesser of the amount of cash so repatriated and the aggregate amount of Foreign Net Proceeds in respect of which the Loans have not been prepaid. Any Lender may elect, by notice to the Administrative Agent by telephone (confirmed by hand delivery or facsimile) at least one Business Day (or such shorter period as may be established by the Administrative Agent) prior to the required prepayment date, to decline all or any portion of any prepayment of its Loans pursuant to this paragraph (c), in which case the aggregate amount of the payment that would have been applied to prepay the Loans but was so declined may be retained by the Borrowers.

(d) In the event and on each occasion that, as a result of the receipt of any cash proceeds by the Borrowers or any other Subsidiary in connection with any Disposition of any asset or any other event, the Borrowers or any other Loan Party would be required by the terms of any subordinated indebtedness to repay, prepay, redeem, repurchase or defease, or make an offer to repay, prepay, redeem, repurchase or defease, any subordinated indebtedness, then, prior to the time at which they would be required to make such repayment, prepayment, redemption, repurchase or defeasance or to make such offer, the Borrowers shall (i) prepay Loans in the amount of such required repayment, prepayment, redemption, repurchase or defeasance or (ii) acquire assets in one or more transactions permitted hereby, in each case in an amount that would be needed to eliminate such requirement.

(e) The Borrower Representative shall notify the Administrative Agent by telephone (confirmed by hand delivery or facsimile) of any optional prepayment and, to the extent practicable, any mandatory prepayment hereunder, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of the Loans to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of prepayment of the Loans pursuant to paragraphs (a) or (b) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of the Loans pursuant to Section 2.08(a) shall be in a minimum amount of $500,000 and integral multiples of $100,000 in excess thereof. Each prepayment of the Loans shall be applied ratably to each Lender’s Loans. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

(f) In the event that all or any portion of the Loans is repaid or prepaid (including payments made following acceleration of the Loans or after an Event of Default (including upon the occurrence of a bankruptcy or insolvency event or the acceleration of claims by operation of law) and payments of the purchase price in connection with the assignment of the Loans made pursuant to Section 2.16) pursuant to Section 2.08(a), (b) or (c) (due to a Prepayment Event of the type specified in clause (a), (d) or (e) of the definition thereof), such repayments or prepayments will be made in an amount equal to (x) with respect to a repayment or prepayment of a Loan other than a Tranche C Loan, (i) if such repayment or prepayment occurs prior to the first anniversary of the Closing Date, 115.0% of the amount repaid or prepaid,

(ii) if such repayment or prepayment occurs on or after the first anniversary of the Closing Date but prior to December 24, 2021, 110.0% of the amount repaid or prepaid and (iii) if such repayment or prepayment occurs on or after December 24, 2021 but prior to the Maturity Date, 105.0% of the amount repaid or prepaid and (y) with respect to a repayment or prepayment of a Tranche C Loan, (i) if such repayment or prepayment occurs prior to December 24, 2021, 103.0% of the amount repaid or prepaid and (ii) if such repayment or prepayment occurs on or after December 24, 2021 but prior to the Maturity Date, 105.0% of the amount repaid or prepaid (the foregoing premiums in clauses (x) and (y), in each case, the “Prepayment Premium”). Such Prepayment Premium shall be paid by the Borrowers to the Administrative Agent, for the account of the Lenders, on the date of such repayment or prepayment.

(g) If the Loans are accelerated or otherwise become due prior to the Maturity Date, in each case, as a result of an Event of Default (including upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the amount of principal of and premium on the Loans that becomes due and payable shall equal 100% of the principal amount of the Loans outstanding at such time plus the applicable Prepayment Premium in effect on the date of such acceleration, as if such acceleration were a voluntary prepayment of the Loans accelerated and the applicable Prepayment Premium shall constitute part of the Secured Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any premium payable above shall be presumed to be the liquidated damages sustained by each Lender as the result of the early prepayment or repayment and the Borrowers agree that it is reasonable under the circumstances currently existing. The parties hereto acknowledge and agree that the Prepayment Premium is not intended to act as a penalty or to punish the Loan Parties for any repayment or prepayment of the Loans. THE BORROWERS EXPRESSLY WAIVE (TO THE FULLEST EXTENT THEY MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrowers expressly agree (to the fullest extent they may lawfully do so) that: (A) the Prepayment Premium is reasonable and is the product of an arm’s-length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Borrowers giving specific consideration in this transaction for such agreement to pay the Prepayment Premium; (D) the Borrowers shall be estopped hereafter from claiming differently than as agreed to in this clause (g), (E) the agreement of the Borrowers to pay the Prepayment Premium is a material inducement to the Lenders to extend the Loans and (F) the Prepayment Premium represents a good-faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to any Lender or profits lost by such Lender as a result of the repayment or prepayment of the Loans. For the avoidance of doubt, no Prepayment Premium shall be required to be paid by the Non-Birch Grove Lenders at the time of their purchase of the Tranche C Debt in accordance with Section 7.03.

SECTION 2.09. Fees.

(a) The Borrowers shall pay, or cause to be paid, the fees in the amounts, at the times, and to the Persons specified in the Fee Letters.

(b) The Borrowers agree to pay to the Administrative Agent, for the ratable account of the Tranche C Lenders, an upfront fee equal to 3.00% of the amount of the Tranche C Commitments (including, for the avoidance of doubt, the Delayed Draw Tranche C Commitments) provided by each Tranche C Lender on the Fifth Amendment Effective Date (the “Tranche C Upfront Fee”), which fee shall be earned and due and payable on the date that is five (5) Business Days after the Fifth Amendment Effective Date. The full amount of the Tranche C Upfront Fee due to any Tranche C Lender shall be offset against the amount of the Initial Tranche C Loans to be funded by such Tranche C Lender on the date that is five (5) Business Days after the Fifth Amendment Effective Date; provided that any such offset shall not reduce the principal amount of the Tranche C Loans outstanding hereunder.

SECTION 2.10. Interest.

(a) The Loans comprising each Eurocurrency Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin; provided that interest applicable to such Eurocurrency Borrowing shall not exceed 13.25% per annum.

(b) Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, all Loans and other outstanding obligations hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to 2.00% per annum plus the rate otherwise applicable to Loans as provided in paragraph (a) of this Section.

(c) Accrued interest on each Loan shall be payable in kind in lieu of cash on each Interest Payment Date for such Loan by capitalizing and adding such interest to the outstanding principal amount of such Loan on such Interest Payment Date (or, at the option of the Borrowers, interest may be paid in cash in whole or in part); provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable in cash on demand, (ii) to the extent paid in cash, accrued interest shall be paid ratably across all Loans which share an Interest Payment Date in proportion to the interest due on such Loans on such Interest Payment Date and (iii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable in cash on the date of such repayment or prepayment.

(d) All interest hereunder shall be computed on the basis of a year of 360 days and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11. Alternate Rate of Interest. If, prior to the commencement of any Interest Period for a Eurocurrency Borrowing, the Administrative Agent reasonably determines in good faith (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period (including by means of an interpolated rate or because the LIBO Rate is not available or published on a current basis) then the Administrative Agent shall give notice (which may be by electronic communication pursuant to Section 9.01) thereof to the Borrower Representative and the Lenders as promptly as practicable. If at any time the Administrative Agent reasonably determines in good faith (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth above have arisen and such circumstances are unlikely to be temporary or continue for more than five (5) consecutive days or (ii) the circumstances set forth above have not arisen but the supervisor for the administrator of the LIBO Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower Representative shall endeavor in good faith to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter, with the consent of the Required Lenders, into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (it being understood that any such alternate rate of interest shall be effective only upon the effectiveness of such amendment).

SECTION 2.12. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the LIBO Rate);

(ii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Loans made by such Lender; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of the term “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, from time to time upon request of such Lender or other Recipient, the Borrowers will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs or expenses incurred or reduction suffered.

(b) If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then, from time to time upon request of such Lender, the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender, as the case may be, the amount shown as due on any such certificate within five (5) Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 270 days prior to the date that such Lender, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.13. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the failure to borrow or continue any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto, (c) the failure to prepay any Eurocurrency Loan on a date specified therefor in any notice of prepayment given by the Borrowers (whether or not such notice may be revoked in accordance with the terms hereof) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.16, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan (but not including the Applicable Margin applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid if it were to bid, at the commencement of such period, for U.S. Dollar deposits of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender delivered to the Borrower Representative and setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

SECTION 2.14. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.14) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such

Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-3 or Exhibit J-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to such Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(E) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify such Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

SECTION 2.15. Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 5:00 PM, New York City time), on the date when due, in immediately available funds, without any defense, setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except that payments pursuant to Sections 2.12, 2.13, 2.14 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in U.S. Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied towards payment of the amounts then due hereunder ratably among the parties entitled thereto, in accordance with the amounts then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans, such Lender shall promptly notify the Administrative Agent thereof, and if the Administrative Agent determines that such payment has resulted in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then such Lender shall purchase participations (for cash at face value, which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Loans of other Lenders to the extent necessary so that the amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any Person that is an Eligible Assignee (as such term is defined from time to time) pursuant to Section 9.04. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received written notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers shall not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender pursuant to Sections 2.03, 2.14(e), 2.15(d) and 9.03(c), in each case in such order as shall be determined by the Administrative Agent in its discretion.

SECTION 2.16. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.12, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Borrowers) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b) If (i) any Lender requests compensation under Section 2.12, (ii) the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, (iii) any Lender has become a Defaulting Lender, or (iv) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders) and with respect to which the Required Lenders shall have granted their consent, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or 2.14) and obligations under this Agreement and the other Loan Documents (or, in the case of any such assignment and delegation resulting from a failure to provide a consent, all its interests, rights and obligations under this Agreement and the other Loan Documents as a Lender) to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, conditioned or delayed (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including, if applicable, the Prepayment Premium pursuant to Section 2.08(f) (with such assignment being deemed to be an optional prepayment for purposes of determining the applicability of such Section)) (if applicable, in each case only to the extent such amounts relate to its interest as a Lender) from the assignee (in the case of such principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments, (D) such assignment does not conflict with applicable law and (E) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver, discharge or termination can be effected. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation have ceased to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrowers, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

SECTION 2.17. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then for so long as such Lender is a Defaulting Lender, (x) the Commitment and outstanding principal amount of Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02) and (y) if applicable, the Unused Delayed Draw Tranche C Commitment Fee shall cease to accrue on the Delayed Draw Tranche C Commitment of such Lender for so long as it is a Defaulting Lender; provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof.

SECTION 2.18. Borrower Representative. The Company hereby (i) is designated and appointed by each other Borrower as its representative and agent on its behalf (the “Borrower Representative”) and (ii) accepts such appointment as the Borrower Representative, in each case, for the purposes of delivering Borrowing Requests, delivering certificates including Compliance Certificates, giving instructions with respect to the disbursement of the proceeds of the Loans, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants, but without relieving any other Borrower of its joint and several obligations to pay and perform the Loan Document Obligations) on behalf of any Borrower or the Borrowers under the Loan Documents. The Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Borrower Representative as a notice or communication from all Borrowers. Each warranty, covenant, agreement and undertaking made on behalf of a Borrower by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

ARTICLE III

Representations and Warranties

Each Borrower represents and warrants to the Administrative Agent and the Lenders, on the Closing Date and as of each other date the representations and warranties are required to be or deemed made pursuant to this Agreement, that:

SECTION 3.01. Organization; Powers. Each of the Loan Parties and their Subsidiaries is (a) duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, (b) has all requisite corporate or other organizational power and authority and all material Governmental Approvals required for the ownership and operation of its properties and the conduct of its business as now conducted and as proposed to be conducted and (c) is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required, except in each case referred to in this clause (c), where the failure to be so, to have such or to do so, individually and in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02. Authorization; Enforceability. The Transactions, the Spectrum Acquisition and the Fifth Amendment Transactions to be entered into by each Loan Party are within such Loan Party’s corporate or other organizational power and have been duly authorized by all necessary corporate or other organizational action (including by the Governing Board) and, if required, action of the Equity Interest owners, of each Loan Party. This Agreement has been duly executed and delivered by each Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of each Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; Absence of Conflicts. The Transactions, the Spectrum Acquisition and the Fifth Amendment Transactions (a) do not require any Governmental Approvals, except (i) such as have been obtained or made and are in full force and effect, (ii) such as to be issued by the FCC in accordance with the procedures and law applicable to the Auction concurrently with the consummation of the Spectrum Acquisition to the extent that the Company is the winning bidder in the Auction, (iii) filings necessary to perfect Liens created under the Loan Documents, and (iv) with respect to the issuance of the Warrants pursuant to the Warrant Documents, filings as may be required by any applicable federal or state securities or “blue sky” laws, (b) will not violate any applicable law, including any order of any Governmental Authority, in any material respect, except to the extent any such violations, individually and in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (c) will not violate the Organizational Documents of a Loan Party or any of its Subsidiaries, (d) will not violate or result (alone or with notice or lapse of time, or both) in a default under any indenture or other agreement or instrument binding upon a Loan Party or any of its Subsidiaries or any of their assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by a Loan Party or any of its Subsidiaries, or give rise to a right of, or result in, any termination, cancellation, acceleration or right of renegotiation of any obligation thereunder, in each case except to the extent that the foregoing, individually and in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and (e) except for Liens created under the Loan Documents, will not result in the creation or imposition of any Lien on any asset of a Loan Party or any of its Subsidiaries.

SECTION 3.04. Financial Condition; No Material Adverse Change.

(a) The Company has heretofore furnished to the Lenders (i) its unaudited consolidated balance sheet and statements of income, comprehensive income, stockholders’ equity and cash flows as of and for the fiscal year ended December 31, 2020, and as of and for the fiscal quarters ended March 31, 2021 and June 30, 2021, each certified by a Financial Officer and (ii) its consolidated pro forma balance sheet as of the Fifth Amendment Effective Date, adjusted to give effect to the Fifth Amendment Transactions. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end adjustments and the absence of certain footnotes in the case of the statements referred to in clauses (ii) and (iii) above. All books, records and accounts of the Loan Parties and their Subsidiaries are accurate and complete and are maintained in all material respects in accordance with good business practice and all applicable laws. The Loan Parties and their Subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in all material respects in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP in all material respects applied on a consistent basis and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any material differences.

(b) Except as disclosed in the financial statements referred to above or the notes thereto, after giving effect to the Fifth Amendment Transactions (in each case, to the extent such transactions have occurred by the applicable date), none of the Loan Parties or any of their Subsidiaries has, as of the Fifth Amendment Effective Date, any material contingent liabilities, off-balance sheet liabilities or partnerships, unusual long-term commitments or unrealized losses.

(c) Since June 12, 2018, there has been no event or condition that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

(d) Except as set forth on Schedule 3.04 and as contemplated by the SPAC Transaction, from the date of the consolidated balance sheet of the Company referred to in clause (i) of Section 3.04(a) through the Fifth Amendment Effective Date, each of the Loan Parties and their Subsidiaries has conducted its business only in the ordinary course of business consistent with past practices in all material respects, and during such period none of the Loan Parties and their Subsidiaries has (i) declared or made, or agreed to pay or make, directly or indirectly, any Restricted Payment or (ii) consummated any Material Acquisition or Material Disposition or any other transaction that would be prohibited by Section 6.03, 6.05, 6.07 or 6.09 if the covenants set forth therein were in effect during such period.

SECTION 3.05. Properties.

(a) Each of the Loan Parties and their Subsidiaries has good and marketable title to, or valid leasehold interests in, all its property material to its business (including its Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of the Loan Parties and their Subsidiaries owns, or is licensed to use, all Intellectual Property that is used in or necessary for the conduct of its business as currently conducted, and proposed to be conducted, and without conflict with the rights of any other Person, except to the extent any such conflict, individually and in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No patents, trademarks, copyrights, licenses, technology, software, domain names or other Intellectual Property used by a Loan Party or any of its Subsidiaries in the operation of its business infringes upon the rights of any other Person, except for any such infringements that, individually and in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No claim or litigation regarding any patents, trademarks, copyrights, licenses, technology, software, domain names or other Intellectual Property owned or used by a Loan Party or any of its Subsidiaries is pending or, to the knowledge of a Loan Party or any of its Subsidiaries, threatened against a Loan Party or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, and after giving effect to the Spectrum Acquisition, each patent, trademark, copyright, license, technology, software, domain name or other Intellectual Property that, individually or in the aggregate, is material to the business of a Loan Party or any of its Subsidiaries (or to the business of the Company and its Domestic Subsidiaries) is owned by the Company or its Domestic Subsidiaries.

(c) Schedule 3.05 sets forth the address of each real property that constitutes a Mortgaged Property as of the Closing Date and the proper jurisdiction for the filing of Mortgages in respect thereof. As of the Closing Date, none of the Loan Parties and their Subsidiaries (i) has received notice, or has knowledge, of any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any Disposition thereof in lieu of condemnation or (ii) is or could be obligated under any right of first refusal, option or other contractual right to Dispose of any Mortgaged Property or any interest therein.

SECTION 3.06. Litigation and Environmental Matters.

(a) There are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Loan Parties and their Subsidiaries, threatened against or affecting a Loan Party or any of its Subsidiaries that (i) would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) involve any of the Loan Documents, the Transactions, the Spectrum Acquisition or the Fifth Amendment Transactions.

(b) Except with respect to any matters that, individually and in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of the Loan Parties and their Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements.

(a) Each of the Loan Parties and their Subsidiaries is in compliance with all laws, including all orders of Governmental Authorities, applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except to the extent any such non-compliance, individually and in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

(b) To the extent applicable, each of the Loan Parties and their Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) the USA PATRIOT Act. None of the Loan Parties and their Subsidiaries or any Governing Board member, officer, employee, agent, or Affiliate of a Loan Party or any of its Subsidiaries is a Person that is, or is owned 50% or more, individually or in the aggregate, directly or indirectly, or controlled by Persons that are: (i) the subject or target of any Sanctions or (ii) located, organized or resident in a Sanctioned Country. No part of the proceeds of the Loans will be used, directly or indirectly, or otherwise made available (A) for any payments to any officer or employee of a Governmental Authority, or any Person controlled by a Governmental Authority, or any political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 or (B) to any Person for the purpose of financing the activities of any Person currently subject to any United States sanctions administered by OFAC.

SECTION 3.08. Investment Company Act. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of the Loan Parties and their Subsidiaries has timely filed or caused to be timely filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it that have become due in excess of $100,000 in the aggregate, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligations and (ii) each Loan Party and each of its Subsidiaries, as applicable, has set aside on its books reserves with respect thereto to the extent required by GAAP.

SECTION 3.10. ERISA; Labor Matters.

(a) No ERISA Events have occurred or are reasonably expected to occur that could, in the aggregate, reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $100,000 the fair value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the date or dates of the most recent financial statements reflecting such amounts, exceed by more than $100,000 the fair value of the assets of all such underfunded Plans.

(b) As of the Closing Date, there are no strikes, lockouts or slowdowns against a Loan Party or any of its Subsidiaries pending or, to their knowledge, threatened. The hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law relating to such matters. All material payments due from the Loan Parties and their Subsidiaries, or for which any claim may be made against a Loan Party or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as liabilities on the books of the Loan Parties and their Subsidiaries. The consummation of the Transactions and the Fifth Amendment Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement under which a Loan Party or any of its Subsidiaries is bound.

SECTION 3.11. Subsidiaries and Joint Ventures; Ownership; Disqualified Equity Interests.

(a) Schedule 3.11A sets forth, as of the Closing Date, the name and jurisdiction of organization of, and the number of units and percentage of each class, series and/or type of Equity Interests owned by (i) the Company in each of its Subsidiaries and (ii) the Company and each of its Subsidiaries in each joint venture or other Person (other than a Subsidiary) in which the Company or any of its Subsidiaries owns any Equity Interests. The Equity Interests of the Company and each of its Subsidiaries have been duly authorized and validly issued and are fully paid and, if constituting capital stock, non-assessable.

(b) Schedule 3.11B sets forth, as of the Closing Date, the number of units and percentage of each class, series and/or type of Equity Interests of the Company owned by each holder thereof.

(c) There are no outstanding Disqualified Equity Interests of the Company or any of its Subsidiaries.

SECTION 3.12. Insurance. Schedule 3.12 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries as of the Closing Date.

SECTION 3.13. Solvency. Immediately after the making of each Loan on the occasion of each Borrowing (other than as a result of continuing a Borrowing, regardless of a change in Interest Period) and the application of the proceeds thereof, and giving effect to the rights of subrogation and contribution under the Collateral Agreement, the Company and its Subsidiaries, taken as a whole, will be Solvent; provided that the Company and its Subsidiaries shall not be deemed to be in breach of this Section 3.13 solely due to the funding of any escrow deposit required to participate in the Auction.

SECTION 3.14. Disclosure. The Loan Parties and their Subsidiaries have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which a Loan Party or any of its Subsidiaries is subject, and all other matters known to the Loan Parties and their Subsidiaries, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No reports, financial statements, certificates or other information furnished by or on behalf of a Loan Party or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document, included herein or therein or furnished hereunder or thereunder, when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to forecasts or projected financial information, each of the Borrowers represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time made and at the time so furnished and, if furnished prior to the Closing Date, as of the Closing Date (it being understood that such forecasts and projections may vary from actual results and that such variances may be material).

SECTION 3.15. Collateral Matters.

(a) The Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral (as defined therein) and (i) when the Collateral (as defined therein) constituting certificated securities (as defined in the Uniform Commercial Code) is delivered to the Administrative Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior in right to any other Person, and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, prior to the rights of any other Person, except for rights secured by Liens permitted under Section 6.02.

(b) Each Mortgage, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof, and when the Mortgages have been filed in the jurisdictions specified therein, the Mortgages will constitute a fully perfected security interest in all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof, prior in right to any other Person, but subject to Liens permitted under Section 6.02.

(c) Upon the recordation of the IP Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the filing of the financing statements referred to in paragraph (a) of this Section, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Intellectual Property in which a security interest may be perfected by filing in the United States of America, in each case prior in right to any other Person, but subject to Liens permitted under Section 6.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest in such Intellectual Property acquired by the Loan Parties after the Closing Date).

(d) Each Security Document, other than any Security Document referred to in the preceding paragraphs of this Section, upon execution and delivery thereof by the parties thereto and the making of the filings and taking of the other actions provided for therein, will be effective under applicable law to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral subject thereto, and will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Collateral subject thereto, prior to the rights of any other Person, except for rights secured by Liens permitted under Section 6.02.

SECTION 3.16. Federal Reserve Regulations. None of the Loan Parties and their Subsidiaries is engaged or will engage principally or as one of its important activities in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, for any purpose that entails a violation (including on the part of any Lender) of any of the regulations of the Board of Governors, including Regulations U and X of the Board of Governors. Not more than 25% of the value of the assets subject to any restrictions on the Disposition of assets under this Agreement, any other Loan Document or any other agreement to which any Lender or Affiliate of a Lender is party will at any time be represented by margin stock.

SECTION 3.17. Material Contracts. Schedule 3.17 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and, as of the Closing Date, all such Material Contracts are in full force and effect and no defaults exist thereunder (other than as described in Schedule 3.17).

SECTION 3.18. Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions. The Loan Parties and their Subsidiaries and their respective Governing Board members, officers, employees and agents are in compliance with AML Laws, Anti-Corruption Laws, Anti-Terrorism Laws and all applicable Sanctions in all material respects. The Loan Parties and their Subsidiaries have instituted and maintain policies and procedures designed to ensure compliance with AML Laws, Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions. Neither the Transactions nor the Fifth Amendment Transactions will violate AML Laws, Anti-Corruption Laws, Anti-Terrorism Laws or applicable Sanctions.

SECTION 3.19. FCC Licenses and Approvals.

(a) Schedule 3.19 contains a true, correct and complete list of all FCC Licenses held by the Loan Parties and their Subsidiaries and correctly sets forth the termination date, if any, of each such FCC License. Other than the FCC Licenses set forth on Schedule 3.19, none of the Loan Parties and their Subsidiaries and Affiliates hold any attributable or other interests in licenses, authorizations or permits issued by the FCC as of the Closing Date. No Loan Party or any of its Subsidiaries has any knowledge of the occurrence of any event or the existence of any circumstance which, in the reasonable judgment of such Loan Party or Subsidiary, is likely to lead to the revocation of any FCC License. The Loan Parties and their Subsidiaries each have the right to use all FCC Licenses required for the operation of their respective businesses as presently conducted and are each in compliance with all terms and conditions set forth on the face of the FCC Licenses or that otherwise apply to the FCC Licenses pursuant to FCC Rules. Each such FCC License is in full force and effect and does not, to the knowledge of the Loan Parties and their Subsidiaries, conflict with the valid rights of others.

(b) None of the Loan Parties and their Subsidiaries is a party to or has knowledge of any investigation, notice of apparent liability, violation, forfeiture or other order or complaint issued by or before any Governmental Authority or of any other proceedings that could in any manner threaten or adversely affect the validity or continued effectiveness of the FCC Licenses of any Loan Party or give rise to any order of forfeiture. No Loan Party or any of its Subsidiaries has any reason to believe that the FCC Licenses set forth on Schedule 3.19 will not be renewed in the ordinary course following the expiration of their respective current terms. Each Loan Party and its Subsidiaries has filed in a timely manner all material reports, applications, documents, instruments and information required to be filed by it pursuant to applicable rules and regulations or requests of every Governmental Authority having jurisdiction over any of its FCC Licenses.

ARTICLE IV

Conditions

SECTION 4.01. Initial Closing Date. The obligations of the Lenders to make Loans on the Initial Closing Date shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent shall have received from each Loan Party a counterpart of the Initial Credit Agreement and the other Loan Documents to which such Loan Party is a party, signed on behalf of such party.

(b) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Initial Closing Date) of each of (i) Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, counsel for the Loan Parties and (ii) Chapman and Cutler LLP, counsel for the Loan Parties, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(d) The Administrative Agent shall have received a certificate, dated the Initial Closing Date and signed by a Responsible Officer of the Loan Parties, confirming compliance with the conditions set forth in the first sentence of paragraph (f) of this Section and in paragraphs (a) and (b) of Section 4.03.

(e) The Lenders and the Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Initial Closing Date, including, to the extent invoiced, payment or reimbursement of all fees and expenses (including reasonable fees, charges and disbursements of Lender’s counsel and the Administrative Agent’s counsel, as set forth in an invoice delivered to the Company at least one (1) Business Day prior to the Initial Closing Date ) required to be paid or reimbursed by any Loan Party under any Loan Document.

(f) The Collateral and Guarantee Requirement shall have been satisfied (subject to the penultimate sentence of this Section 4.01). The Administrative Agent shall have received a completed Perfection Certificate, dated the Initial Closing Date and signed by a Responsible Officer of the Loan Parties, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted under Section 6.02 or have been, or substantially contemporaneously with the initial funding of Loans on the Initial Closing Date will be, released.

(g) The Administrative Agent shall have received evidence that the insurance required by Section 5.08 is in effect, together with endorsements naming the Administrative Agent, for the benefit of the Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.08.

(h) The Administrative Agent shall have received the annual financial projections for the Company and its consolidated Subsidiaries for the fiscal years ended 2019 through 2023.

(i) The Lenders shall have received the financial statements, opinions and certificates referred to in Section 3.04.

(j) Immediately after giving effect to the Transactions, none of the Loan Parties and their Subsidiaries shall have outstanding any Indebtedness, other than Indebtedness permitted pursuant to clause (i), (ii), (vii), (viii) or (xi) of Section 6.01(a).

(k) The Administrative Agent shall have received a certificate, dated the Initial Closing Date and signed by a Responsible Officer of each of the Loan Parties, as to the solvency representation and warranty set forth in Section 3.13, in the form provided to the Loan Parties prior to the Closing Date.

(l) The Lenders and the Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, including, without limitation, a duly executed IRS Form W-9 (or such other applicable IRS form)

of the Borrowers, in each case to the extent request in writing at least ten (10) days prior to the Initial Closing Date. At least five (5) days prior to the Initial Closing Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Borrower.

(m) Each FCC License held by the Loan Parties and their Subsidiaries shall be in full force and effect.

(n) The Lenders shall have received the Warrant Documents, duly executed by the Company.

The obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions shall have been satisfied (or waived in accordance with Section 9.02) at or prior to 5:00 p.m., New York City time, on February 14, 2019 (and, in the event such conditions shall not have been so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Closing Date. The effectiveness of this Agreement on the Closing Date and the obligation of each Tranche B Lender to make a Loan on the Closing Date is subject to the satisfaction of the following conditions:

(a) No Default shall have occurred and be continuing under the Initial Credit Agreement.

(b) The Administrative Agent shall have received from each Loan Party and the Lenders a counterpart of this Agreement signed on behalf of such party.

(c) The Administrative Agent shall have received from each Loan Party a counterpart of the Reaffirmation of Guarantee and Collateral Agreement and the other Loan Documents signed on behalf of such party.

(d) The Administrative Agent shall have received from the Borrowers any notes required pursuant to Section 2.06(c) signed on behalf of such party.

(e) The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(f) The Lenders and the Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, payment or reimbursement of all fees and expenses (including reasonable fees, charges and disbursements of Lender’s counsel and the Administrative Agent’s counsel, as set forth in an invoice delivered to the Company at least one (1) Business Day prior to the Closing Date ) required to be paid or reimbursed by any Loan Party under any Loan Document.

(g) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of each of the Loan Parties, as to the solvency representation and warranty set forth in Section 3.13, in the form provided to the Loan Parties prior to the Closing Date.

(h) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of each of (i) Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, counsel for the Loan Parties and (ii) Chapman and Cutler LLP, counsel for the Loan Parties, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(i) The Lenders and the Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, including, without limitation, a duly executed IRS Form W-9 (or such other applicable IRS form) of the Borrowers, in each case to the extent request in writing at least ten (10) days prior to the Closing Date. At least five (5) days prior to the Closing Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Borrower.

(j) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Loan Parties, confirming (x) that the Collateral and Guarantee Requirement has been satisfied and (y) compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.03.

(k) Each FCC License held by the Loan Parties and their Subsidiaries shall be in full force and effect.

(l) The Lenders shall have received the Warrant Purchase Agreement, dated as of the Closing Date, duly executed by the Company.

Notwithstanding the foregoing, if the Borrowers shall have used commercially reasonable efforts to procure and deliver, but shall nevertheless be unable to deliver, any landlord, warehouseman, agent, bailee and processor acknowledgments required to be obtained by it in order to satisfy the requirements of the Collateral and Guarantee Requirement, such delivery shall not be a condition precedent to the obligations of the Lenders hereunder on the Closing Date, but shall be required to be accomplished as provided in Section 5.14.

On the Closing Date, the Borrowers shall be deemed to have represented and warranted that the conditions specified in paragraph (a) of this Section has been satisfied.

SECTION 4.03. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than as a result of continuing a Borrowing, regardless of a change in Interest Period) is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date of such Borrowing, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date.

(b) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

On the date of any Borrowing, the Borrowers shall be deemed to have represented and warranted that the conditions specified in paragraphs (a) and (b) of this Section have been satisfied.

SECTION 4.04. Additional Conditions to Delayed Draw Tranche C Loans. In addition to the conditions precedent set forth in Section 4.03, the obligation of each Lender with a Delayed Draw Tranche C Commitment to fund a Delayed Draw Tranche C Loan shall be subject to the satisfaction of each of the additional conditions precedent below:

(a) The SPAC’s registration statement on Form S-4 with respect to the SPAC Transaction (the “Registration Statement”) shall have been declared effective by the Securities and Exchange Commission in accordance with the provisions of the Securities Act and shall remain effective as of the Delayed Draw Tranche C Funding Date.

(b) The Administrative Agent shall have received a certificate, dated the date of the proposed Borrowing and signed by a Responsible Officer of the Loan Parties, confirming (x) that the Collateral and Guarantee Requirement has been satisfied, (y) compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.03 and (z) that no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use has been issued and no proceedings for that purpose have been instituted or, to the Borrower Representative’s knowledge, threatened.

(c) The Convertible Note Subscription Agreement shall remain in full force and effect and no breach or default thereunder shall have occurred and be continuing.

(d) The Acquisition Agreement shall remain in full force and effect and shall not have been amended or modified, and no provision thereof shall have been waived, in either case in a manner adverse to the Delayed Draw Tranche C Lenders, without Birch Grove’s prior written consent.

(e) The Delayed Draw Tranche C Lenders shall have received the Delayed Draw Tranche C Warrant Purchase Agreement, dated as of the Delayed Draw Tranche C Funding Date, duly executed by the Company and the Delayed Draw Tranche C Warrants shall have been issued, or shall be issued substantially concurrently with the funding of the Delayed Draw Tranche C Loans, to the Tranche C Lenders as of the Tranche C Funding Date in accordance with the Delayed Draw Tranche C Warrant Purchase Agreement.

(f) The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 with respect to the proposed Borrowing.

(g) No more than one (1) funding of Delayed Draw Tranche C Loans shall have occurred after giving effect to the funding of Delayed Draw Tranche C Loans requested by the applicable Borrowing Request.

(h) The funding of Delayed Draw Tranche C Loans requested by the applicable Borrowing Request shall occur after December 24, 2021 but before the Delayed Draw Tranche C Commitment Termination Date.

(i) The amount requested under the applicable Borrowing Request shall not exceed the remaining amount of the Delayed Draw Tranche C Commitments and amounts paid or repaid in respect of Delayed Draw Tranche C Loans may not be reborrowed.

(j) The proceeds of the funding of Delayed Draw Tranche C Loans will be used by Borrowers on the date of such funding to finance capital expenditures and working capital and for general corporate purposes.

(k) The Administrative Agent shall have received a certificate, dated the Delayed Draw Tranche C Funding Date and signed by a Responsible Officer of each of the Loan Parties, as to the solvency representation and warranty set forth in Section 3.13, in the form provided to the Loan Parties prior to the date hereof.

(l) The Administrative Agent shall have received a certificate, dated the Delayed Draw Tranche C Funding Date and signed by a Responsible Officer of the Loan Parties, confirming (x) that the Collateral and Guarantee Requirement has been satisfied and (y) compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.03.

(m) Each FCC License held by the Loan Parties and their Subsidiaries shall be in full force and effect.

(n) The Administrative Agent and the Lenders shall have received the accrued fees and other amounts due and payable on or prior to the Delayed Draw Tranche C Funding Date, including reimbursement or payment of all expenses (including legal fees and expenses) required to be reimbursed or paid by the Borrowers hereunder or under any other Loan Documents.

ARTICLE V

Affirmative Covenants

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrowers shall furnish to the Administrative Agent, on behalf of each Lender:

(a) within 547 days after the end of the fiscal year of the Company ending December 31, 2019, within 181 days after the end of the fiscal year of the Company ending December 31, 2020, and within 120 days after the end of each fiscal year of the Company thereafter, its consolidated balance sheet and related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the prior fiscal year, which financial statements shall, with respect to the balance sheet and related statements of income, comprehensive income, stockholders’ equity and cash flows, be audited by and accompanied by the opinion of an independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification, exception or emphasis (other than (i) as a result of current debt maturity in the final year of the term of any Indebtedness of the Company and its Subsidiaries permitted pursuant to Section 6.01 or (ii) concerning the liquidity of the Company for the fiscal years ending December 31, 2019 and December 31, 2020) and without any qualification, exception or emphasis as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries on a consolidated basis as of the end of and for such year in accordance with GAAP and accompanied by (x) a narrative report containing management’s discussion and analysis of the financial position and financial performance for such fiscal year in reasonable form and detail and (y) an internally prepared reconciliation to the financial statements delivered pursuant to Section 5.01(b) for the fourth quarter of such fiscal year;

(b) within 45 days (or, solely with respect to the fiscal quarter ending March 31, 2019, 60 days) after the end of each fiscal quarter of each fiscal year of the Company, commencing with the fiscal quarter ending March 31, 2019, its consolidated balance sheet as of the end of such fiscal quarter, the related consolidated statements of income for such fiscal quarter and the then elapsed portion of the fiscal year and the related statements of cash flows for the then elapsed portion of the fiscal year, in each case setting forth in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the prior fiscal year, and a comparison to the consolidated budget for such fiscal year, all certified by a Financial Officer of the Company as presenting fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes, and accompanied by a narrative report containing management’s discussion and analysis of the financial position and financial performance for such fiscal quarter in reasonable form and detail;

(c) within 30 days after the end of each fiscal month of each fiscal quarter of the Company (or 45 days in the case of the third month of a fiscal quarter), its consolidated balance sheet and related consolidated statements of income, stockholders’ equity and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, all certified by a Financial Officer of the Company as presenting fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as of the end of and for such fiscal month and such portion of the fiscal year in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(d) concurrently with each delivery of financial statements under clause (a) and (b) above, a completed Compliance Certificate signed by a Financial Officer of each Borrower, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) certifying that all notices required to be provided under Sections 5.03 and 5.04 have been provided;

(e) concurrently with each delivery of financial statements under clause (a) above, a report in form and substance satisfactory to the Administrative Agent outlining all material insurance coverage maintained as of the date of such report by the Loan Parties and their Subsidiaries and all material insurance coverage planned to be maintained by the Loan Parties and their Subsidiaries for the remainder of such fiscal year;

(f) concurrently with each delivery of financial statements under clause (b) above, a completed Supplemental Perfection Certificate, signed by a Financial Officer of each Loan Party, setting forth the information required pursuant to the Supplemental Perfection Certificate;

(g) not more than 60 days after the end of each fiscal year of the Company (or, in the case of the fiscal year of the Company ending December 31, 2020, not more than 181 days after the end of such fiscal year), a detailed consolidated budget for such fiscal year that has been approved by the Governing Board of the Company (including a projected consolidated balance sheet and related projected statements of income and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly after the same become available, any significant revisions to such budget that have been approved by the Governing Board of the Company;

(h) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by a Loan Party or any of its Subsidiaries with the SEC or with any national securities exchange;

(i) promptly and in any event within ten (10) Business Days after any Material Contract of a Loan Party or any of their Subsidiaries is prematurely terminated or amended in a manner that is materially adverse to a Loan Party or any of its Subsidiaries, as the case may be, a written statement describing such event, with copies of such material amendments, delivered to Administrative Agent, and an explanation of any actions being taken with respect thereto;

(j) prompt written notice of any change in the Company’s Governing Board; provided, that such notice shall not be required so long as the Lenders are entitled to appoint an Observer Representative;

(k) within ten (10) days after receipt thereof, copies of all environmental audits and reports with respect to any environmental matter which has resulted in or is reasonably likely to result in any material Environmental Liabilities of any Loan Party;

(l) within fifteen (15) days of demand by the Administrative Agent at any time following the filing thereof, copies of each federal income tax return filed by or on behalf of any Loan Party; and

(m) promptly after any request therefor, such other information regarding the operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition of the Loan Parties and their Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Information required to be delivered pursuant to clause (a), (b) or (p) of this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. In the event any financial statements delivered under clause (a) or (b) above shall be restated, the Borrowers shall deliver, promptly after such restated financial statements become available, revised Compliance Certificates with respect to the periods covered thereby that give effect to such restatement, signed by a Financial Officer of each of the Borrowers.

The Company shall make its chief executive officer and a Financial Officer (or such other officers as agreed between the Borrowers and the Required Lenders) available to the Lenders for a telephonic conference call at least once per fiscal quarter (and for an in-person meeting at least once per fiscal year) to discuss the business, operations, affairs, financial condition, assets and/or liabilities of the Loan Parties and their Subsidiaries; provided that any such information that is subject to attorney-client privilege, or would create a conflict of interest between the interests of the Loan Parties and their Subsidiaries and those of the Administrative Agent or any Lender, need not be discussed.

SECTION 5.02. Notices of Material Events. The Borrowers shall furnish to the Administrative Agent written notice of the following promptly and in any event within five (5) Business Days of:

(a) the occurrence of, or receipt by a Loan Party or any of its Subsidiaries of any written notice claiming the occurrence of, any Default or Event of Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting a Loan Party or any of its Subsidiaries, or any adverse determination in any such pending action, suit or proceeding not previously disclosed in writing by a Loan Party or any of its Subsidiaries to the Administrative Agent and the Lenders, that in each case would reasonably be expected to result in a Material Adverse Effect or, if successful, invalidate any Loan Document;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of a Loan Party or any of its Subsidiaries in an aggregate amount of $200,000 or more;

(d) the occurrence of any Prepayment Event of the type described in clause (a) or (b) of the definition of such term or any other casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking or expropriation of any material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding;

(e) receipt of notice of (i) any forfeiture, non-renewal, cancellation, termination, revocation, suspension, impairment or material modification of any FCC License held by a Loan Party or any of its Subsidiaries, or any notice of default or forfeiture with respect to any such FCC License, or (ii) any refusal by any Governmental Authority to renew or extend any such FCC License (provided that for the avoidance of doubt, any delay in renewal or extension resulting from a shut-down of the federal government shall not constitute a “refusal”);

(f) any Borrower obtaining knowledge of (i) any Lien in respect of Taxes having been filed against any assets of the Loan Parties and their Subsidiaries, (ii) any tax audit involving any Loan Party or any of its Subsidiaries, or any of its businesses or operations, or (iii) any determination (whether preliminary, final or otherwise) of the IRS or any other Governmental Authority in respect of any tax audit of any Loan Party or any of its Subsidiaries, or any of its businesses or operations, and the Borrowers shall provide such additional information with respect to such matter as the Administrative Agent or any Lender may request;

(g) (i) any license of Material Intellectual Property owned by the Loan Parties or any of their Subsidiaries to any Affiliate or made outside the ordinary course of business and (ii) any default or breach asserted by any Person to have occurred under, or any termination of, any license of Material Intellectual Property; and

(h) any other development that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of each of the Borrowers setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Additional Subsidiaries. If any Subsidiary of a Loan Party is formed or acquired after the Closing Date (including as set forth in Section 6.03(c) or (d)), the Borrowers shall, as promptly as practicable, and in any event within 30 days (or such longer period as the Administrative Agent may agree to in writing), notify the Administrative Agent thereof and cause the Collateral and

Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interests of or Indebtedness of such Subsidiary owned by any Loan Party. At the election of the Administrative Agent, any such Domestic Subsidiary (other than a Foreign Holdco) shall be joined as a Borrower hereunder pursuant to a joinder in the form of Exhibit K.

SECTION 5.04. Information Regarding Collateral; Deposit and Securities Accounts.

(a) The Borrowers shall furnish to the Administrative Agent prompt written notice of any change in (i) the legal name of any Loan Party, as set forth in its organizational documents, (ii) the jurisdiction of organization or the form of organization of any Loan Party (including as a result of any merger, consolidation or amalgamation), (iii) the location of the chief executive office of any Loan Party or (iv) the organizational identification number, if any, or, with respect to any Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a Uniform Commercial Code financing statement, the Federal Taxpayer Identification Number of such Loan Party. The Borrowers agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

(b) The Borrowers shall furnish to the Administrative Agent prompt written notice of (i) the acquisition by any Loan Party of, or any real property otherwise becoming, a Mortgaged Property after the Closing Date and (ii) the acquisition by any Loan Party of any other material assets with an individual value exceeding $500,000 after the Closing Date, other than any assets constituting Collateral under the Security Documents in which the Administrative Agent shall have a valid, legal and perfected security interest (with the priority contemplated by the applicable Security Document) upon the acquisition thereof.

(c) The Borrowers shall cause all cash owned by a Loan Party or any of its Subsidiaries at any time, other than (i) cash in an aggregate amount not greater than $500,000 at any time held in payroll and other local operating accounts and (ii) cash held by a Loan Party or any of its Subsidiaries in payroll accounts or in trust for any employee benefit plan maintained by a Loan Party or any of its Subsidiaries, to be held in deposit accounts maintained in the name of one or more Loan Parties.

(d) The Borrowers shall, in each case as promptly as practicable, notify the Administrative Agent of the existence of any deposit account or securities account maintained by a Loan Party in respect of which a Control Agreement is required to be in effect pursuant to clause (f) of the definition of the term “Collateral and Guarantee Requirement” but is not then in effect.

SECTION 5.05. Existence; Conduct of Business.

(a) Each of the Loan Parties and their Subsidiaries shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any transaction permitted under Section 6.03 or 6.05.

(b) Each of the Loan Parties and their Subsidiaries shall take all actions reasonably necessary to protect all patents, trademarks, copyrights, licenses, technology, software, domain names and other Intellectual Property necessary to the conduct of its business as currently conducted, and proposed to be conducted, including (i) protecting the secrecy and confidentiality of the confidential information and trade secrets of such Loan Party or Subsidiary by having and enforcing a policy requiring all employees and consultants to execute confidentiality and invention assignment agreements, (ii) taking all actions reasonably necessary to ensure that none of the trade secrets of the Loan Parties and their Subsidiaries shall fall or has fallen into the public domain and (iii) protecting the secrecy and confidentiality of the source code of all computer software programs and applications owned or licensed by the Loan Parties and their Subsidiaries by having and enforcing a policy requiring any licensees of such source code (including any licensees under any source code escrow agreement) to enter into license agreements with appropriate use and nondisclosure restrictions, except in each case referred to in this Section 5.05(b) where the failure to take any such action, individually and in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Payment of Obligations. Each of the Loan Parties and their Subsidiaries shall pay its obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (ii) such Loan Party or Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP or (b) (i) in the case of Tax liabilities, such unpaid Tax liabilities are not in excess of $250,000 or (ii) in the case of all other obligations, the failure to make payment would not, individually and in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.07. Maintenance of Properties. The Loan Parties and their Subsidiaries shall keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.08. Insurance. The Loan Parties and their Subsidiaries shall maintain, with financially sound and reputable insurance companies, insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, including business interruption insurance reasonably satisfactory to the Administrative Agent. Each such policy of liability or casualty insurance maintained by or on behalf of the Loan Parties shall (a) in the case of each liability insurance policy (other than workers’ compensation, director and officer liability or other policies in which such endorsements are not customary), name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder, (b) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the loss payee thereunder and (c) provide for at least 30 days’ (or such shorter number of days as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent of any cancellation of such policy. With respect to each Mortgaged Property that is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, the applicable Loan Party has obtained, and will maintain, with financially sound and reputable insurance companies, such flood insurance as is required under applicable law, including Regulation H of the Board of Governors.

SECTION 5.09. Books and Records; Inspection and Audit Rights. Each of the Loan Parties and their Subsidiaries shall keep proper books of record and account in which full, true and correct entries in accordance with GAAP and applicable law are made of all dealings and transactions in relation to its business and activities. While any Loan remains outstanding and unpaid (in whole or in part), each of the Loan Parties and their Subsidiaries shall permit the Administrative Agent or any Lender, and any agent designated by any of the foregoing, upon reasonable prior notice and during normal business hours, (a) to visit and inspect its properties, (b) to examine and make extracts from its books and records (provided that, unless an Event of Default has occurred and is continuing, such extracts shall be limited to books and records pertaining to Collateral or to financial information) and (c) to discuss its operations, business affairs, assets, liabilities (including contingent liabilities), prospects and financial condition with its officers, all at such reasonable times and as often as reasonably requested. Upon request, each Borrower agrees to promptly arrange discussions between the Administrative Agent and the Borrowers’ and their Subsidiaries’ independent accountants (and the Borrowers and their Subsidiaries shall have the right to participate in such discussions) and hereby authorizes such accountants to disclose to the Administrative Agent any and all financial statements and other supporting financial data, including matters relating to the annual audit and copies of any management letter with respect to its business, financial condition and other affairs. All such visits and inspections shall be at the expense of the Loan Parties (provided that such visit and inspection expenses are reasonable), provided that the Loan Parties shall not be required to reimburse the Administrative Agent and the Lenders for more than one (1) such visit in any Fiscal Year unless an Event of Default has occurred and is continuing.

SECTION 5.10. Compliance with Laws; Maintenance of FCC Licenses. Each of the Loan Parties and their Subsidiaries shall comply in all material respects with all laws, including all orders of any Governmental Authority, applicable to it or its property, except where the failure to so comply would not reasonably be expected to result, individually and in the aggregate, in a Material Adverse Effect. The Loan Parties and their Subsidiaries will maintain in effect policies and procedures designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, and agents with AML Laws, Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions. Borrowers shall obtain and maintain, and cause their respective Subsidiaries to obtain and maintain in full force and effect, all Governmental Approvals necessary to own, acquire or dispose of their respective properties, to conduct their respective businesses or to comply with construction, operating and reporting requirements of the FCC, except where the failure to so maintain would not reasonably be expected to result, individually and in the aggregate, in a Material Adverse Effect. The Loan Parties shall maintain, and cause their respective Subsidiaries to maintain in full force and effect, all FCC Licenses acquired by them, except where the failure to do so, individually and in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11. Use of Proceeds.

(a) The proceeds of the Tranche A Loans shall be used solely to (i) fund, finance, or refinance the purchase price for the Spectrum Acquisition pursuant to the Auction, including any escrow deposit required to participate in the Auction, and the Borrowers shall fund such escrow deposit for the Auction with the proceeds of the Initial Loans, (ii) pay fees, commissions and expenses in connection with the Spectrum Acquisition and the transactions contemplated in the Initial Credit Agreement, and (iii) to the extent the amounts described in the foregoing clauses (i) and (ii) is less than the full amount of the Tranche A Loans, to fund working capital needs, provided that the amount permitted to be used under this clause (iii) shall not exceed $10,000,000. The proceeds of the Tranche B Loans shall be used solely (i) for general corporate purposes of the Borrowers and (ii) to pay fees, commissions and expenses in connection with the transactions contemplated herein. The proceeds of the Initial Tranche C Loans shall be used solely (i) to finance capital expenditures and working capital and for general corporate purposes and (ii) to pay fees, commissions and expenses in connection with the transactions contemplated by the Fifth Amendment. The proceeds of the Delayed Draw Tranche C Loans shall be used solely to finance capital expenditures and working capital and for general corporate purposes.

(b) The Borrowers shall not request any Borrowing, and the Borrowers shall not use, and shall procure that its Subsidiaries and its and their respective Governing Board members, officers, employees and agents shall not use, directly or indirectly, the proceeds of any Borrowing or lend, contribute or otherwise make available such proceeds to any other Person in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Terrorism Laws. The Borrowers will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any other Loan Party, any Subsidiary of a Loan Party, or any joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as Administrative Agent, Lender, underwriter, advisor, investor, or otherwise).

SECTION 5.12. Further Assurances. Each Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent may reasonably request in writing, to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times or otherwise to effectuate the provisions of the Loan Documents, all at the expense of the Loan Parties. The Loan Parties shall provide to the Administrative Agent, from time to time upon written request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

SECTION 5.13. Board Observation Rights. So long as any Loan remains unpaid, ArrowMark may collectively designate one representative to be present (whether in person or by telephone) in a non-voting observer capacity (the “Observer Representative”) at all meetings of the Governing Boards of the Loan Parties and their Subsidiaries. The Borrowers shall deliver, or cause to be delivered, to the Observer Representative copies of all notices and agendas of such meetings, and all written materials distributed to the members of such Governing Boards in connection with such meetings, in each case at the same time and in the same manner as the members of such Governing Boards receive such notices or materials; provided, that the Observer Representative may be excluded from meetings (or a portion thereof) and materials provided to the Observer Representative in connection with such meetings may be redacted to the extent that the applicable Governing Board reasonably determines that such exclusion or redaction is necessary (i) to preserve attorney-client privilege, (ii) to avoid a conflict of interest between the interests of the Loan Parties and their Subsidiaries, as applicable, and those of the Administrative Agent or any Lender, (iii) to avoid any circumstance where the Observer Representative’s participation could reasonably be deemed to violate applicable laws or (iv) to protect against disclosure of trade secrets or similar highly confidential information. The Loan Parties shall reimburse ArrowMark for the out-of-pocket expenses (including out-of-pocket travel expenses) incurred by the Observer Representative in attending any such meetings.

SECTION 5.14. Post-Closing Obligations. As promptly as practicable, and in any event within 60 days after the Closing Date (or such longer period permitted by the Administrative Agent in its discretion), each Loan Party will deliver all landlord, warehouseman, agent, bailee and processor acknowledgments (including with respect to the Specified Bailees) that would have been required to be delivered on the Closing Date but for the penultimate sentence of Section 4.02, in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement.”

ARTICLE VI

Negative Covenants

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each of the Borrowers covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness; Certain Equity Securities.

(a) None of the Loan Parties or any of their Subsidiaries will create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents;

(ii) Indebtedness existing on the Closing Date and set forth in Schedule 6.01 and Refinancing Indebtedness in respect thereof;

(iii) Indebtedness of any Loan Party or any of its Subsidiaries owed to any Loan Party or any of its Subsidiaries; provided that (A) such Indebtedness shall not have been transferred to any Person other than a Loan Party or any of its Subsidiaries, (B) any such Indebtedness owing by any Loan Party shall be unsecured and subordinated in right of payment to the Loan Document Obligations pursuant to the Global Intercompany Note, (C) any such Indebtedness owing by any Subsidiary that is not a Loan Party to any Loan Party shall be incurred in compliance with Section 6.04, and (D) any such Indebtedness owing by Subsidiaries that are not Loan Parties to the Loan Parties shall not exceed $300,000 or the U.S. Dollar equivalent thereof in the aggregate at any time outstanding;

(iv) Guarantees incurred in compliance with Section 6.04;

(v) Indebtedness of the Borrowers or any of their Subsidiaries (A) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets (including reasonable fees and expenses relating thereto) or (B) assumed in connection with the acquisition of any fixed or capital assets, and Refinancing Indebtedness in respect of any of the foregoing; provided that the aggregate principal amount of Indebtedness permitted by this clause (v) shall not exceed $3,500,000 at any time outstanding;

(vi) Indebtedness of any Person that becomes a Subsidiary of a Loan Party (or of any Person not previously a Subsidiary that is merged, consolidated or amalgamated with or into a Subsidiary in a transaction permitted hereunder) after the Closing Date, provided that (A) such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged, consolidated or amalgamated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger, consolidation or amalgamation) or such assets being acquired and (B) none of the Loan Parties and their Subsidiaries (other than such Person or any special purpose merger Subsidiary with which such Person is merged, consolidated or amalgamated or the Person that so assumes such Person’s Indebtedness) shall Guarantee or otherwise become liable for the payment of such Indebtedness; provided that the aggregate principal amount of Indebtedness permitted by this clause (vi) shall not exceed $500,000 at any time outstanding;

(vii) Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds; provided that such Indebtedness shall be repaid in full within five (5) Business Days of the incurrence thereof;

(viii) Indebtedness in respect of letters of credit, bank guarantees and similar instruments issued for the account of a Loan Party or any of its Subsidiaries in the ordinary course of business supporting obligations under (A) workers’ compensation, unemployment insurance and other social security laws and (B) bids, trade contracts, leases (including, without limitation, real estate leases), statutory obligations, surety and appeal bonds, performance bonds and obligations of a like nature;

(ix) Indebtedness in respect of Hedging Agreements permitted under Section 6.07;

(x) Indebtedness incurred by the Company in an Investment permitted under Section 6.04(n) constituting indemnification obligations or obligations in respect of purchase price (including earnouts) or other similar adjustments, provided that any such outstanding Indebtedness shall also be considered an Investment and must be permitted under Section 6.04(n);

(xi) Indebtedness incurred in connection with the purchase of Equity Interests from employees who have ceased their employment with the Borrowers or any of their Subsidiaries so long as such Indebtedness has been expressly subordinated in right of payment to all Indebtedness of such Loan Party under the Loan Documents by documentation that is in form and substance satisfactory to the Administrative Agent and all interest accrued thereunder shall be payable in kind;

(xii) Indebtedness incurred by Foreign Subsidiaries in an aggregate outstanding principal amount not exceeding $250,000 at any time;

(xiii) Indebtedness of a Loan Party under employee business credit card programs in an aggregate amount not exceeding $200,000 at any time outstanding;

(xiv) other unsecured Indebtedness in an aggregate principal amount not exceeding $500,000 at any time outstanding;

(xv) Indebtedness incurred under the Note Purchase Documents; and

(xvi) unsecured Indebtedness (other than intercompany Indebtedness) constituting a Mandatory Capital Infusion on terms reasonably acceptable to Birch Grove.

(b) None of the Loan Parties and their Subsidiaries will issue or permit to exist any Disqualified Equity Interests.

SECTION 6.02. Liens.

(a) None of the Loan Parties and their Subsidiaries shall create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, except:

(i) Liens created under the Loan Documents;

(ii) Permitted Encumbrances;

(iii) any Lien on any asset of a Loan Party or any of its Subsidiaries existing on the Closing Date and set forth on Schedule 6.02; provided that (A) such Lien shall not apply to any other asset of a Loan Party or any of its Subsidiaries and (B) such Lien shall secure only those obligations that it secures on the Closing Date and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof and, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01(a)(ii) as Refinancing Indebtedness in respect thereof;

(iv) any Lien existing on any asset prior to the acquisition thereof by the Loan Parties or any of their Subsidiaries or existing on any asset of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged, consolidated or amalgamated with or into a Subsidiary in a transaction permitted hereunder) after the Closing Date prior to the time such Person becomes a Subsidiary (or is so merged, consolidated or amalgamated); provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger, consolidation or amalgamation), (B) such Lien shall not apply to any other asset of a Loan Party or any of its Subsidiaries (other than, in the case of any such merger, consolidation or amalgamation, the assets of any special purpose merger Subsidiary that is a party thereto) and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged, consolidated or amalgamated), and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof and, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01(a)(vi) as Refinancing Indebtedness in respect thereof;

(v) Liens on fixed or capital assets acquired, constructed or improved by the Loan Parties or any of their Subsidiaries; provided that (A) such Liens secure only Indebtedness permitted by Section 6.01(a)(v) and obligations relating thereto not constituting Indebtedness and (B) such Liens shall not apply to any other asset of a Loan Party or any of its Subsidiaries (other than the proceeds and products thereof); provided further that in the event purchase money obligations are owed to any Person with respect to financing of more than one purchase of any fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person;

(vi) in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.05, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(vii) Liens on property of any Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary permitted under Section 6.01(a) above;

(viii) Liens on deposit accounts described in clause (f) or (g) of the definition of “Excluded Deposit Accounts”; and

(ix) in the case of (A) any Subsidiary that is not a wholly-owned Subsidiary or (B) the Equity Interests of any Person that is not a Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests of such Subsidiary or such other Person set forth in the organizational documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement.

SECTION 6.03. Fundamental Changes; Business Activities.

(a) None of the Loan Parties and their Subsidiaries will merge into, consolidate or amalgamate with any other Person or enter into a plan of arrangement or scheme of arrangement or corporate reconstruction with any other Person, or permit any other Person to merge into it or consolidate or amalgamate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any other Loan Party may merge into the Company in a transaction in which the Company is the surviving entity, (ii) any other Loan Party may merge into a Borrower (other than the Company) in a transaction in which such Borrower is the surviving entity, (iii) any Person (other than a Borrower) may merge, consolidate or amalgamate with any Subsidiary of a Loan Party (other than a Subsidiary that is a Borrower) in a transaction in which the surviving entity is a Subsidiary of a Loan Party (and, if any party to such merger, consolidation or amalgamation is a Guarantor, only if the surviving entity is a Guarantor), (iv) any Subsidiary of a Loan Party (other than a Subsidiary that is a Borrower) may merge into, consolidate or amalgamate with any Person (other than a Loan Party) in a transaction permitted under Section 6.05 in which, after giving effect to such transaction, the surviving entity is not a Subsidiary of a Loan Party, (v) any Subsidiary of a Loan Party (other than a Subsidiary that is a Borrower) may liquidate or dissolve if the Borrowers determine in good faith that such liquidation or dissolution is in the best interests of the Borrowers and will not adversely affect the Lenders, so long as contemporaneously with the liquidation or dissolution thereof, the Administrative Agent and the parent of such Subsidiary shall enter into such Security Documents or amendments thereto as reasonably required by the Administrative Agent to maintain the Lien (and perfection thereof) in favor of the Administrative Agent in respect of the assets of such Subsidiary, including any Equity Interests of any Subsidiary thereof; provided that any such merger, consolidation or amalgamation involving a Person that is not a wholly-owned Subsidiary immediately prior thereto shall not be permitted unless it is also permitted under Section 6.04 and (vi) any Loan Party (or any Subsidiary) may enter into or effect any such transaction if such transaction is conditioned upon, prior to or simultaneously with the closing of such transaction, the Loans (including all accrued and unpaid interest thereon) being repaid in full and all other outstanding Loan Document Obligations being paid in full, and prior to or simultaneously with the closing of such transaction, the Loans (including all accrued and unpaid interest thereon) are repaid in full and all other outstanding Loan Document Obligations are paid in full.

(b) None of the Loan Parties and their Subsidiaries shall engage in any business other than businesses of the type conducted by the Loan Parties and their Subsidiaries on the Closing Date and businesses reasonably related thereto or proposed to be conducted in written materials provided to the Administrative Agent prior to the Closing Date.

(c) Notwithstanding anything herein to the contrary, each of (x) Starry Spectrum Holdings LLC, Starry Spectrum LLC and Widmo Holdings LLC and (y) any Subsidiary of a Loan Party formed or acquired after the Closing Date for the purpose of owning FCC Licenses (the Loan Parties and/or Subsidiaries in clause (x) and (y), collectively, the “FCC License Parties”) (i) shall not engage in any business or activity other than (a) the ownership of FCC Licenses and activities incidental thereto (including, without limitation, the acquisition of additional FCC Licenses) or (b) the leasing of spectrum authorized under the FCC Licenses pursuant to Spectrum Manager Lease agreements (but not including De Facto Transfer Lease agreements) to their respective Affiliates or third parties in connection with the operation of the business of the Company and its Subsidiaries in the ordinary course on commercially reasonable terms and (ii) will not own or acquire any assets (other than cash, Cash Equivalents or existing or additional FCC Licenses), incur any liabilities (other than Indebtedness permitted to be incurred by it under Section 6.01(a)(i), (iii) or (iv), leasing permitted pursuant to clause (i)(b) of this Section 6.03(c), liabilities imposed by applicable law, including liabilities in respect of Taxes, and other liabilities incidental to its existence and permitted business and activities) or create, incur, assume or permit to exist any Lien on any asset other than Permitted Encumbrances. No Loan Party or any Subsidiary thereof (other than the FCC License Parties) shall own any FCC Licenses; provided, that, any Subsidiary of a Loan Party that is acquired after the Closing Date, owns FCC Licenses and does not meet the requirements of an FCC License Party, shall use commercially reasonable efforts to transfer all FCC Licenses owned by it to an FCC License Party within 60 days (excluding any days during which the FCC is not open for the conduct of regular business due to funding or budgetary issues affecting the government of the United States generally) after the date of its acquisition; and provided further that if any such Subsidiary is unable to transfer any such FCC License within the required time period due to the FCC not approving such transfer or otherwise, such Subsidiary shall within 60 days thereafter meet the requirements of an FCC License Party set forth in this Section 6.03(c).

(d) For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. None of the Loan Parties and their Subsidiaries shall purchase, hold, acquire (including pursuant to any merger, consolidation or amalgamation with any Person that was not a wholly-owned Subsidiary prior thereto), make or otherwise permit to exist any Investment in any other Person, except:

(a) Cash Equivalents;

(b) Investments existing on the Initial Closing Date in Subsidiaries, and other Investments existing on the Initial Closing Date and set forth on Schedule 6.04 (but not any additions thereto (including any capital contributions) made after the Initial Closing Date);

(c) Investments by the Loan Parties and their Subsidiaries in Equity Interests of their Subsidiaries; provided that (i) such Subsidiaries are Subsidiaries of the Loan Parties prior to such investments, (ii) any such Equity Interests held by a Loan Party shall be pledged in accordance with the requirements of the definition of the term “Collateral and Guarantee Requirement,” and (iii) the aggregate amount of such investments by the Loan Parties in, and loans and advances by the Loan Parties to, and Guarantees by the Loan Parties of Indebtedness and other obligations of, Subsidiaries that are not Loan Parties (excluding all such investments, loans, advances and Guarantees existing on the Closing Date and permitted by clause (b)(iii) above) shall not exceed $300,000 at any time outstanding;

(d) loans or advances made by a Loan Party or any of its Subsidiaries to any Subsidiary of a Loan Party; provided that (i) the Indebtedness resulting therefrom is permitted by Section 6.01(a)(iii) and (ii) the amount of such loans and advances made by the Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (c) above;

(e) Guarantees by a Loan Party or any of its Subsidiaries of Indebtedness or other obligations of another Loan Party or any of its Subsidiaries; provided that (i) a Subsidiary that is not a Borrower or that otherwise has not Guaranteed the Secured Obligations pursuant to the Collateral Agreement shall not Guarantee any Indebtedness or other obligations of any Loan Party and (ii) the aggregate amount of Indebtedness and other obligations of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (c) above;

(f) (i) acquisitions by a Loan Party of any assets of another Loan Party or any of its Subsidiaries and (ii) acquisitions by a Subsidiary that is not a Loan Party of any assets of another Subsidiary that is not a Loan Party;

(g) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(h) Investments made as a result of the receipt of non-cash consideration from a Disposition of any asset in compliance with Section 6.05;

(i) Investments by a Loan Party or any of its Subsidiaries that result solely from the receipt by such Loan Party or Subsidiary from any of its Subsidiaries of a dividend or other Restricted Payment in the form of Equity Interests, evidences of Indebtedness or other securities (but not any additions thereto made after the date of the receipt thereof);

(j) Investments in the form of Hedging Agreements permitted under Section 6.07;

(k) payroll, travel and similar advances to Governing Board members and employees of a Loan Party or any of its Subsidiaries to cover matters that are expected at the time of such advances to be treated as expenses of such Loan Party or Subsidiary for accounting purposes and that are made in the ordinary course of business;

(l) loans or advances to Governing Board members and employees of a Loan Party or any of its Subsidiaries made in the ordinary course of business; provided that the aggregate amount of such loans and advances outstanding at any time shall not exceed $100,000;

(m) Investments in Foreign Subsidiaries (including, if applicable, any Foreign Holdco) after the Closing Date in an aggregate amount not to exceed $250,000 at any time outstanding, provided that, at the time each such Investment is purchased, made or otherwise acquired, no Default shall have occurred and be continuing or would result therefrom; and

(n) other Investments and other acquisitions; provided that, at the time each such Investment or acquisition is purchased, made or otherwise acquired, (A) no Default shall have occurred and be continuing or would result therefrom and (B) the aggregate amount of all Investments made in reliance on this clause (n) outstanding at any time, together with the aggregate amount of all consideration paid in connection with all other acquisitions (including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment and, to the extent stated as a liability on the balance sheet of the acquiring Person in accordance with GAAP, earn-out or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) made in reliance on this clause (n), shall not exceed $2,500,000 in the aggregate at any time.

SECTION 6.05. Asset Sales. None of the Loan Parties and their Subsidiaries shall Dispose of, or license, any asset, including any Equity Interest owned by it, nor shall any Subsidiary thereof issue any additional Equity Interest in such Subsidiary (other than to a Loan Party in compliance with Section 6.04, and other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law), except while no Event of Default has occurred and is continuing, a Loan Party or any of its Subsidiaries may make:

(a) Dispositions of inventory or used, obsolete, worn out or surplus equipment in the ordinary course of business or of cash and Cash Equivalents;

(b) Dispositions to a Loan Party or any of its wholly-owned Subsidiaries; provided that any such Dispositions to a Subsidiary that is not a Loan Party shall be made in compliance with Sections 6.04 and 6.09;

(c) Dispositions of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business consistent with past practice and not as part of any accounts receivables financing transaction;

(d) Dispositions of assets subject to any Casualty Event (including Dispositions in lieu of condemnation);

(e) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(f) non-exclusive licenses of Intellectual Property that does not constitute Material Intellectual Property; and

(g) Dispositions of assets that are not permitted by any other clause of this Section; provided that (i) the aggregate fair value of all assets Disposed of in reliance on this clause shall not exceed $500,000 during any fiscal year of the Company and (ii) all Dispositions made in reliance on this clause shall be made for fair value and at least 75% cash consideration; provided, however, that for the purposes of this clause (ii), the following shall be deemed to be cash: (A) any liabilities (as shown on the Company’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Company or a Subsidiary thereof, other than liabilities that are by their terms subordinated to the payment in cash of the Loan Document Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Company and all of its Subsidiaries shall have been validly released by all applicable creditors in writing and (B) any securities received by the Company or the applicable Subsidiary from such transferee that are converted by the Company or such Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition.

Notwithstanding the foregoing, (i) no Disposition or license of Material Intellectual Property shall be permitted and (ii) other than Dispositions to the Loan Parties in compliance with Section 6.04, and other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable requirements of law, no such Disposition of any Equity Interests of any Subsidiary of a Loan Party shall be permitted unless (x) such Equity Interests constitute all the Equity Interests of such Subsidiary held by the Loan Parties and their Subsidiaries and (y) immediately after giving effect to such transaction, the Loan Parties and their Subsidiaries shall otherwise be in compliance with Section 6.04.

In addition, any Loan Party (or any Subsidiary) may enter into any agreement to effect a Disposition if such Disposition is conditioned upon, prior to or simultaneously with the closing of such Disposition, the Loans (including all accrued and unpaid interest thereon) being repaid in full and all other outstanding Loan Document Obligations being paid in full, and prior to or simultaneously with the closing of such Disposition, the Loans (including all accrued and unpaid interest thereon) are repaid in full and all other outstanding Loan Document Obligations are paid in full.

SECTION 6.06. Sale/Leaseback Transactions. None of the Loan Parties and their Subsidiaries shall enter into any Sale/Leaseback Transaction.

SECTION 6.07. Hedging Agreements. None of the Loan Parties and their Subsidiaries shall enter into any Hedging Agreement, except (a) Hedging Agreements entered into to hedge or mitigate risks to which a Loan Party or any of its Subsidiaries has actual exposure (other than in respect of Equity Interests or Indebtedness of a Loan Party or any of its Subsidiaries) and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of a Loan Party or any of its Subsidiaries.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness.

(a) None of the Loan Parties and their Subsidiaries shall declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that (i) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests permitted hereunder, (ii) any Subsidiary of a Loan Party may declare and pay dividends or make distributions with respect to its capital stock, partnership or membership interests or other similar Equity Interests, or make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests (or, if not ratably, on a basis more favorable to the Loan Parties and their Subsidiaries); provided that dividends paid by the other Borrowers to the Company may only be paid at such times and in such amounts as shall be necessary to permit the Company (A) to make Restricted Payments permitted to be made by it under this paragraph, (B) to make any Investment or acquisition permitted to be made by it under Section 6.04 or (C) to discharge its other permitted liabilities as and when due, (iii) the Company may repurchase Equity Interests upon the exercise of stock options if such Equity Interests represent a portion of the exercise price of such options, (iv) the Company may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Company in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Company, (v) the Company may make Restricted Payments, not exceeding $100,000 in the aggregate for any fiscal year, pursuant to and in accordance with incentive equity plans or other benefit plans or agreements for Governing Board members, officers or employees of the Loan Parties and their Subsidiaries, (vi) the Company and any Subsidiary thereof may make Restricted Payments to pay Indebtedness permitted under Section 6.01(a)(x), provided that, at the time each such Restricted Payment is made, no Default shall have occurred and be continuing or would result therefrom, (vii) the Company may make Restricted Payments to repurchase Equity Interests of the Company from former Governing Board members, officers and employees of and consultants to the Loan Parties and their Subsidiaries not exceeding an aggregate amount of $100,000 per fiscal year, provided that, at the time each such Restricted Payment is made, no Default shall have occurred and be continuing or would result therefrom and (viii) the Company and any Subsidiary thereof may make other Restricted Payments, provided that, at the time each such Restricted Payment is declared or made, (A) no Default shall have occurred and be continuing or would result therefrom and (B) the aggregate amount of all Restricted Payments made in reliance on this clause (a)(viii) shall not exceed $250,000 in the aggregate in any fiscal year.

(b) None of the Loan Parties and their Subsidiaries will make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, defeasance, cancelation or termination of any Indebtedness, except:

(i) payments of or in respect of Indebtedness created under the Loan Documents;

(ii) regularly scheduled interest and principal payments as and when due in respect of any Indebtedness permitted under Section 6.01;

(iii) refinancings of Indebtedness permitted under Section 6.01 with the proceeds of other Indebtedness permitted under Section 6.01;

(iv) payments of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness in transactions permitted hereunder; and

(v) payments of or in respect of Indebtedness made solely with Equity Interests of the Company (other than Disqualified Equity Interests).

SECTION 6.09. Transactions with Affiliates. None of the Loan Parties and their Subsidiaries shall sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions, on the whole, not less favorable to the Loan Parties and their Subsidiaries than those that would prevail in arm’s-length transactions with unrelated third parties, (b) transactions between or among the Loan Parties not involving any other Affiliate, (c) any Restricted Payment permitted under Section 6.08, (d) issuances by the Company of Equity Interests (other than Disqualified Equity Interests), and receipt by the Company of capital contributions, (e) compensation and indemnification of, and other customary and reasonable employment arrangements with, Governing Board members, officers and employees of a Loan Party or any of its Subsidiaries entered in the ordinary course of business and that have been approved by the Governing Board of the Company, (f) loans and advances permitted under clauses (k) and (l) of Section 6.04, (g) contracts for financial, investment banking or similar advisory and consultancy services that have been approved by the Governing Board of the Company and (h) transactions existing as of the Initial Closing Date and set forth on Schedule 6.09.

SECTION 6.10. Restrictive Agreements. None of the Loan Parties and their Subsidiaries shall, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that restricts or imposes any condition upon (a) the ability of the Loan Parties and their Subsidiaries to create, incur or permit to exist any Lien upon any of its assets to secure any Secured Obligations or (b) the ability of any Subsidiary of a Loan Party to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to a Loan Party or any of its Subsidiaries or to Guarantee Indebtedness of a Loan Party or any of its Subsidiaries; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by any Loan Document or (B) restrictions and conditions existing on the Closing Date identified on Schedule 6.10 (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), (ii) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by clause (v) or (vi) of Section 6.01(a) if such restrictions or conditions apply only to the assets securing such Indebtedness or (B) customary provisions in leases and other agreements restricting the assignment thereof and (iii) clause (b) of the foregoing shall not apply to (A) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary of a Loan Party, or a business unit, division, product line or line of business, that are applicable solely pending such sale, provided that such restrictions and conditions apply only to the Subsidiary, or the business unit, division, product line or line of business, that is to be sold and such sale is permitted hereunder and (B) restrictions and conditions imposed by agreements relating to Indebtedness of any Subsidiary of a Loan Party in existence at the time such Subsidiary became a Subsidiary of a Loan Party and otherwise permitted by clause (vi) of Section 6.01(a) (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), provided that such restrictions and conditions apply only to such Subsidiary. No Borrower shall, or shall permit any other Loan Party or any Subsidiary of a Loan Party to, enter into any contract or agreement which would violate the terms hereof or of any other Loan Document. Nothing in this paragraph shall be deemed to modify the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” or the obligations of the Loan Parties under Sections 5.03, 5.04 or 5.12 or under the Security Documents.

SECTION 6.11. Amendment of Material Documents. None of the Loan Parties and their Subsidiaries shall amend, modify or waive any of its rights under (i) any agreement or instrument governing or evidencing any Material Indebtedness, (ii) its Organizational Documents or (iii) the Note Purchase Documents, to the extent such amendment, modification or waiver would reasonably be expected to be adverse to the Lenders..

SECTION 6.12. Minimum Cash Balance. The Loan Parties shall not suffer or permit the aggregate Qualified Cash of the Loan Parties to be less than $15,000,000 at any time.

SECTION 6.13. Fiscal Year and Accounting Methods. The Loan Parties shall not, and will not permit any other Subsidiary to, change its fiscal year to end on a date other than December 31. The Loan Parties will not and will not permit any of their Subsidiaries to modify or change its method of accounting (other than as may be required to conform to GAAP).

SECTION 6.14. Mandatory Capital Infusion. If the SPAC Transaction has not been consummated prior to March 31, 2022, then on or prior to April 30, 2022, the Company shall obtain aggregate net proceeds of not less than $100,000,000 in cash (the “Mandatory Capital Infusion”) from (x) the issuance of its Equity Interests for cash and/or the receipt of cash contributions to the capital of the Company as cash common equity or other Equity Interests in a form reasonably acceptable to Birch Grove and/or (y) the incurrence of unsecured Indebtedness (other than intercompany Indebtedness) in each case on terms reasonably acceptable to Birch Grove.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the Borrowers shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) any representation, warranty or statement made or deemed made by or on behalf of a Loan Party or any of its Subsidiaries in any Loan Document or in any report, certificate, financial statement or other information provided pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder shall prove to have been incorrect in any material respect when made or deemed made;

(d) a Loan Party or any of its Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in clause (a), (b), (c), (d), (f), (g), (i), (k) or (l) of Section 5.01 or in Section 5.02, 5.05 (with respect to the existence of the Borrowers) or 5.08, 5.11 or 5.13 or in Article VI.

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after the earlier of (i) any Responsible Officer of a Loan Party becoming aware of such failure and (ii) the Borrowers’ receipt of notice thereof from the Administrative Agent or any Lender (with a copy to the Administrative Agent in the case of any such notice from a Lender);

(f) [reserved];

(g) any event or condition occurs that results in any Material Indebtedness becoming due or being terminated or required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity, or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedging Agreement, the applicable counterparty, to cause such Material Indebtedness to become due, or to terminate such Material Indebtedness or require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness or (ii) any Indebtedness that becomes due as a result of a voluntary refinancing thereof permitted under Section 6.01;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or any of its Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Loan Party or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) a Loan Party or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation (other than any liquidation permitted by Section 6.03(a)(iv)), reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Loan Party or any of its Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors, or the Governing Board of any of the Loan Parties and their Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to above in this clause (i) or clause (h) of this Section;

(j) a Loan Party or any of its Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $500,000 (other than any such judgment covered by insurance (other than under a self-insurance program) to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer) shall be rendered against a Loan Party or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of a Loan Party or any of its Subsidiaries to enforce any such judgment;

(l) one or more judgments for injunctive relief shall be rendered against a Loan Party or any of its Subsidiaries or any combination thereof that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(m) one or more ERISA Events shall have occurred that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(n) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by the applicable Security Document, except as a result of (i) a sale or transfer of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) the release thereof as provided in the applicable Security Document or Section 9.14 or (iii) any action taken by the Administrative Agent or the failure by the Administrative Agent to take any action within its control;

(o) any Guarantee purported to be created under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except as a result of the release thereof as provided in the applicable Loan Document or Section 9.14;

(p) (i) any Loan Party or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than 15 days; or (ii) any other cessation of a substantial part of the business of a Loan Party or any of their Subsidiaries for a period which materially and adversely affects a Loan Party or any of their Subsidiaries;

(q) any Loan Party or Affiliate of any Loan Party shall contest in any manner, or assist any Person party thereto to contest in any manner, the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Loan Document Obligations for any reason shall not have the priority contemplated by this Agreement; or

(r) any FCC License owned or held by a Loan Party or any of its Subsidiaries or any other FCC License required for the lawful ownership, lease, control, use, operation, management or maintenance of any asset used in the business of a Loan Party or any of its Subsidiaries shall be cancelled, terminated, rescinded, revoked, suspended, impaired, otherwise finally denied renewal, or otherwise modified in any material adverse respect, or shall be renewed on terms that materially and adversely affect the economic or commercial value or usefulness thereof, in any case the result of which would have a Material Adverse Effect; or any such FCC License, the loss of which would have a Material Adverse Effect, shall no longer be in full force and effect; the grant of any such FCC License, the loss of which would have a Material Adverse Effect, shall have been stayed, vacated or reversed, or modified in any material adverse respect, by judicial or administrative proceedings; or any administrative law judge of the FCC shall have issued a final, non-appealable decision in any non-comparative license renewal, license revocation or any comparative (multiple applicant) proceeding to the effect that any such FCC License, the loss of which would have a Material Adverse Effect, should be revoked or not be renewed; or any other proceeding shall have been instituted by or shall have been commenced before any court, the FCC or any other regulatory body that more likely than not will result in such cancellation, termination, rescission, revocation, impairment or suspension of any such FCC License or result in such modification of any such FCC License that could reasonably be expected to have a Material Adverse Effect;

then, and in every such event (other than an event with respect to a Loan Party or any of its Subsidiaries described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and, subject to Section 7.02 below, at the request of the Required Lenders shall, by notice to the Company, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each of the Borrowers; and in the case of any event with respect to a Loan Party or any of its Subsidiaries described in clause (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers hereunder, shall immediately and automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each of the Borrowers. If at any time less than all of the Loans are declared to be due and payable, then a proportionate share (based on the outstanding principal balance thereof) of each of the Tranche A Loans, the Tranche B Loans and the Tranche C Loans, as a class, shall be declared to be due and payable.

SECTION 7.02. Birch Grove-Directed Enforcement.

(a) If an Event of Default described in clause (d) or (e) of Section 7.01 arising as result of non-compliance with Section 5.03, 5.05, 5.12, 6.01, 6.02, 6.03, 6.04, 6.05, 6.06, 6.08, 6.09, 6.11, 6.12 and/or 6.14 (each, a “Specified Event of Default”) has occurred and is continuing and has not been Rectified, then, notwithstanding anything to the contrary in Section 7.01 or otherwise in this Agreement or any other Loan Document, the Administrative Agent shall, from and after the expiration of the Standstill Period applicable to such Specified Event of Default until the Birch Grove Enforcement Rights Termination Date, promptly (provided, if Exigent Circumstances exist, as promptly as reasonably practicable under such circumstances) commence and thereafter diligently pursue Enforcement Actions as directed by Birch Grove, in good faith and otherwise in accordance with this Agreement, the other Loan Documents and applicable law; provided, however, the Administrative Agent will not be required to comply with any directive from Birch Grove if the Administrative Agent is then diligently pursuing Enforcement Actions in good faith with respect to a material portion of the Collateral or diligently attempting to vacate any stay or prohibition against pursuing such Enforcement Actions and thereafter is diligently pursuing Enforcement Actions in good faith with respect to a material portion of the Collateral; provided, further, that if Birch Grove has directed the Administrative Agent to stop pursuing all Enforcement Actions with respect to a Specified Event of Default (other than any such direction by Birch Grove in connection with Birch Grove’s entry into and/or continued good faith negotiations with the Company or its Affiliates to achieve a resolution with respect to such Specified Event of Default) then the Administrative Agent will not be required to comply with any further directives from Birch Grove with respect to such Specified Event of Default (but, for the avoidance of doubt, the Administrative Agent shall be required to comply with any such further directives from Birch Grove related to any other Specified Event of Default to the extent otherwise required by this Section 7.02).

(b) If the Administrative Agent materially breaches any such obligation to commence and diligently pursue Enforcement Actions as directed by Birch Grove, then Birch Grove may, but is under no obligation to, appoint itself (or its designee) to serve as a sub-agent of the Administrative Agent for the purposes of commencing and pursuing Enforcement Actions, and the Administrative Agent hereby irrevocably consents to any such appointment. Any such appointment to act as sub-agent must be unconditional and irrevocable, and such sub-agent will be deemed to (x) have assumed the responsibilities of, and the rights, benefits and protections afforded to (including with respect to the expense reimbursement, indemnity and exculpatory provisions hereof), the Administrative Agent under this Agreement and the other Loan Documents, and (y) shall be deemed to be the “Administrative Agent” under this Agreement and the other Loan Documents, in each case, solely with respect to the taking of Enforcement Actions that are the subject of the applicable appointment.

SECTION 7.03. Purchase Option.

(a) At any time during a Standstill Period, any one or more of the Non-Birch Grove Lenders (acting in their individual capacity or through one or more Affiliates) shall have the irrevocable right, but not the obligation, upon at least seven (7) Business Days’ advance written notice from such Non-Birch Grove Lenders (a “Purchase Notice”) to the Administrative Agent and Birch Grove Capital LP (at its contact information set forth on Schedule 7.03), to acquire from the Tranche C Lenders all (but not less than all) of the right, title and interest of the Tranche C Lenders in and to the Tranche C Debt (and to assume the entire amount of unfunded Delayed Draw Tranche C Commitments); provided that the exercise of such right shall be subject to the participation rights of the other Non-Birch Grove Lenders with respect to such purchase option as set forth in Section 7.03(f). The Administrative Agent shall notify the Lenders in writing of its receipt of a Purchase Notice (a “Triggering Event Notice”) promptly (and in any event within two (2) Business Days) after the occurrence thereof. The purchase option set forth in this Section 7.03 may only be exercised by the Non-Birch Grove Lenders one (1) time during the term of this Agreement.

(b) On the date specified for such purchase in the Purchase Notice (which shall be no later than ten (10) Business Days after the receipt by the Administrative Agent of the Purchase Notice), the Tranche C Lenders shall sell to the purchasing Non-Birch Grove Lenders, and the purchasing Non-Birch Grove Lenders shall purchase from the Tranche C Lenders, all (but not less than all) of the Tranche C Debt.

(c) On the date of such purchase and sale, the purchasing Non-Birch Grove Lenders shall pay to the Administrative Agent (on behalf of the Tranche C Lenders), as the purchase price therefor (the “Tranche C Purchase Price”), an amount equal to the sum of (i) all of the outstanding principal balance of the Tranche C Loans, (ii) all accrued and unpaid interest (including all interest accruing following commencement of any bankruptcy or insolvency event) thereon and (iii) all accrued and unpaid reimbursable expenses owed to the Tranche C Lenders under the Loan Documents as of the date of purchase (including all such amounts accruing following the commencement of any bankruptcy or insolvency event) (the foregoing clauses (i) through (iii), the “Tranche C Debt”). For the avoidance of doubt, the Tranche C Purchase Price payable upon consummation of the purchase option contemplated by this Section 7.03 does not include any Prepayment Premium; provided that all or a portion of the Prepayment Premium may subsequently be owed to the Tranche C Lenders in the form of the Buyout Premium in accordance with Section 7.04. Such purchase price shall be remitted by wire transfer in U.S. Dollars to such bank account of the Administrative Agent designated in writing to the Non-Birch Grove Lenders for such purpose. The interest component of the Tranche C Debt shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the purchasing Non-Birch Grove Lenders to the bank account designated by the Administrative Agent are received in such bank account prior to 1:00 p.m., New York time, and interest shall be calculated to and including such Business Day if the amounts so paid by the purchasing Non-Birch Grove Lenders to the bank account designated by the Agent are received in such bank account later than 1:00 p.m., New York time.

(d) Such purchase shall be effected by the execution and delivery of an Assignment and Assumption Agreement in the form of Exhibit A or such other agreement as the purchasing Non-Birch Grove Lenders, the Tranche C Lenders and the Administrative Agent may agree.

(e) The obligations of the Non-Birch Grove Lenders hereunder are several, not joint, and no Non-Birch Grove Lender shall be liable, directly or indirectly, for any act or omission of any other Non-Birch Grove Lender.

(f) Each Non-Birch Grove Lender shall have the right, exercisable as hereinafter provided, to participate in such purchase of Tranche C Debt contemplated hereby. The purchase option set forth in this Section 7.03 shall, as among the Non-Birch Grove Lenders (including, for the avoidance of doubt, the Non-Birch Grove Lender(s) that delivered the Purchase Notice), be exercisable by each Non-Birch Grove Lender by delivery of irrevocable notice (an “Exercise Notice”) to such effect by an exercising Non-Birch Grove Lender to the Administrative Agent and Birch Grove Capital LP (at its contact information set forth on Schedule 7.03) within three (3) Business Days after the Lenders’ receipt of a Triggering Event Notice (the “Acceptance Period”). A Non-Birch Grove Lender’s failure to deliver an Exercise Notice by the expiration of the Acceptance Period shall be regarded as a rejection of such Non-Birch Grove Lender’s right to exercise its purchase option pursuant to this Section 7.03. The Non-Birch Grove Lenders that deliver an Exercise Notice shall mutually agree as amongst themselves and the Administrative Agent as to the proportion of the Tranche C Debt to be purchased by each Non-Birch Grove Lender. In the event of any disagreement as to the determination of the amount of Tranche C Debt that each Non-Birch Grove Lender is entitled to purchase, the Administrative Agent acting in good faith shall have the right to make the final allocations. Each of the Non-Birch Grove Lenders acknowledges and agrees that the Administrative Agent shall have no liability to any Non-Birch Grove Lender in connection with acting as Administrative Agent under this Section 7.03 other than to the extent arising from its willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.

(g) The Borrower irrevocably consents to any assignment effected to one or more purchasing Non-Birch Grove Lenders pursuant to this Section 7.03.

(h) Notwithstanding anything to the contrary in this Section 7.03, the Tranche C Lenders shall not be required to sell or otherwise assign the Tranche C Debt to the Non-Birch Grove Lenders pursuant to this Section 7.03 if during a Standstill Period Birch Grove shall have directed the Administrative Agent with respect to the enforcement of rights and exercise of remedies set forth in Section 7.01 and/or under the other Loan Documents in respect of a Specified Event of Default but prior to the consummation of any purchase of Tranche C Debt pursuant to this Section 7.03 Birch Grove rescinds or otherwise cancels such direction. For the avoidance of doubt, if Birch Grove rescinds or otherwise cancels such direction with respect to a particular Specified Event of Default Birch Grove shall not be permitted to subsequently direct the Administrative Agent with respect to the enforcement of rights and exercise of remedies set forth in Section 7.01 and/or under the other Loan Documents pursuant to this Section 7.03 in respect of such Specified Event of Default (but, for the avoidance of doubt, Birch Grove shall be permitted to subsequently direct the Administrative Agent with respect to the enforcement of rights and exercise of remedies set forth in Section 7.01 and/or under the other Loan Documents pursuant to this Section 7.03 in respect of any other Specified Event of Default).

(i) Each Tranche C Lender will retain all rights to indemnification and expense reimbursement provided in the relevant Loan Documents for all claims and other amounts relating to periods prior to the purchase of the Tranche C Debt pursuant to this Section 7.03.

SECTION 7.04. Buyout Premium and Residual Prepayment Premium.

(a) Notwithstanding anything to the contrary contained in this Agreement, each Lender shall pay to the Administrative Agent to the extent it receives the same after the Tranche C Loan Buyout Date, and the Administrative Agent shall hold all payments it receives in respect of Prepayment Premium owed to Lenders in respect of Loans prepaid after the Tranche C Loan Buyout Date (all such proceeds, “Pre-Realization Date Prepayment Premiums”) in trust, for the benefit of the Lenders, and not distribute the same to the Lenders until obligated to do so pursuant to Section 7.04(b).

(b) Within two (2) Business Days after final satisfaction of all Loan Document Obligations (including on the Maturity Date or through final resolution thereof in connection with a Bankruptcy Event (the date on which final satisfaction occurs, the “Realization Date”)), each Lender shall pay to the Administrative Agent, to the extent the Administrative Agent is not in possession of proceeds due and payable to such Lender, its Payable Pro Rata Share of the sum of (x) the Buyout Premium and (y) the Residual Prepayment Premium. Subject to, and within five (5) Business Days after, receipt of proceeds in respect of the Buyout Premium and Residual Prepayment Premium from the Borrowers and the Lenders, the Administrative Agent shall pay (i) to each seller of an outstanding Tranche C Loan that was sold on the Tranche C Loan Buyout Date (such Tranche C Loan, a “Buyout Tranche C Loan”), such seller’s Receivable Pro Rata Share of the Buyout Premium, and (ii) to each holder of a Loan (or portion thereof) prepaid for which Pre-Realization Date Prepayment Premiums were received (such Loan or portion thereof, a “Prepaid Pre-Realization Date Loan”), such holder’s Residual Pro Rata Share of the Residual Prepayment Premium. Notwithstanding anything to the contrary contained in this Agreement, each Lender shall be severally liable to each seller of a Buyout Tranche C Loan or holder of a Prepaid Pre-Realization Date Loan for any failure to comply with its obligation to remit proceeds to the Administrative Agent as required by this Section 7.04, and each such seller or holder is a third-party beneficiary of this Section 7.04.

(c) Notwithstanding anything to the contrary contained in this Agreement and the other Loan Documents, Realization Proceeds shall be applied to satisfy payment obligations to current and former Lenders (including sellers of Buyout Tranche C Loans and holders of Prepaid Pre-Realization Date Loans) as follows, in order of priority: (i) first, cash (if any) from Realization Proceeds will be applied to satisfy all Loan Document Obligations (other than obligations with respect to Prepayment Premiums), and if there is insufficient cash to satisfy this clause (i), then non-cash proceeds will be applied to satisfy all Loan Document Obligations (other than obligations with respect to Prepayment Premiums); (ii) second, in respect of the Administrative Agent’s obligation to make payments pursuant to Section 7.04(b), cash (if any) from Realization Proceeds shall be paid pro rata (based on the total outstanding principal balance of all Prepaid Pre-Realization Date Loans at the time they were prepaid and all Buyout Tranche C Loans on the Tranche C Loan Buyout Date), and if no cash remains after such application, then non-cash proceeds shall be paid pro rata, in each case, to (1) holders of Prepaid Pre-Realization Date Loans, on the one hand, and (2) sellers of Tranche C Buyout Loans, on the other hand, until the aggregate amount paid under clause (2) equals the Buyout Premium; and (iii) third, in respect of the Administrative Agent’s obligation to make payments pursuant to Section 7.04(b), remaining Realization Proceeds (cash and non-cash) shall be paid to the holders of Prepaid Pre-Realization Date Loans. For purposes of this Section 7.04, Loan Document Obligations shall exclude any amounts that would otherwise constitute Loan Document Obligations but which are attributable to Indebtedness incurred hereunder that is either junior in right of payment to the Term Loans and Commitments outstanding hereunder on the Fifth Amendment Effective Date or secured by Liens on the Collateral that rank junior in right of priority to the Liens on the Collateral securing the Term Loans and Commitments outstanding hereunder on the Fifth Amendment Effective Date.

(d) For purposes of application of non-cash proceeds pursuant to Section 7.04(c), (i) non-cash proceeds will be valued at the Fair Market Value thereof, (ii) each holder of Prepaid Pre-Realization Date Loans will be paid proceeds in the same proportion as to each form of non-cash asset (i.e., classes of securities or property) as each other holder of Prepaid Pre-Realization Date Loans, and (iii) each seller of Buyout Tranche C Loans will be paid proceeds in the same proportion as to each form of non-cash asset (i.e., classes of securities or property) as each other seller of Buyout Tranche C Loans.

(e) An illustrative example of the calculation of the Buyout Premium and the Residual Prepayment Premium is attached to this Agreement as Schedule 7.04.

ARTICLE VIII

The Administrative Agent

SECTION 8.01. Appointment and Authority. Each of the Lenders hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as administrative agent and collateral agent under the Loan Documents, and authorizes the Administrative Agent to execute, deliver and administer the Loan Documents and to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s behalf. Neither the Borrowers nor any other Loan Party shall have rights as a third-party beneficiary of any such provisions. The use of the term “agent” or any similar or equivalent term in connection with the appointment of the Administrative Agent hereunder is not intended to imply any fiduciary or other duties arising under legal principles governing agency relationships, and such appointment and all rights and duties of the Administrative Agent hereunder shall be ministerial in nature.

SECTION 8.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with a Loan Party or any of its Subsidiaries or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties), (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or (x) following the termination of the Standstill Period but prior to the Birch Grove Enforcement Rights Termination Date, Birch Grove in accordance with Section 7.03 and (y) such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to any Loan Document or applicable law, (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to a Loan Party or any of its Subsidiaries or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity and (d) the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the preceding clause (d), the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or (x) following the termination of the Standstill Period but prior to the Birch Grove Enforcement Rights Termination Date, Birch Grove in accordance with Section 7.03 and (y) such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrowers or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Administrative Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who, subject to the applicable Rules of Professional Conduct, may be counsel for the Borrowers, provided, that no attorney-client relationship shall exist or be created among such counsel for the Borrowers, on the one hand, and the Administrative Agent, on the other hand, by any such consultation), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.04. Delegation of Duties. The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 8.05. Resignation of Agent.

(a) Subject to the terms of this paragraph, the Administrative Agent may resign at any time from its capacity as such. In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders and the Borrower Representative. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or a Disqualified Institution. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or a Disqualified Institution.

(b) Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrowers and such successor.

(c) Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower Representative, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender.

(d) Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

SECTION 8.06. Non-Reliance on the Agent and Other Lenders.

(a) Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date. The signature page of each Lender to this Agreement shall be on file with the Administrative Agent with a copy thereof provided to the Borrowers.

SECTION 8.07. Right to Realize on Collateral.

(a) Except with respect to the exercise of setoff rights of any Lender in accordance with Section 9.08 or with respect to a Lender’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders (following the termination of the Standstill Period but prior to the Birch Grove Enforcement Rights Termination Date, Birch Grove in accordance with Section 7.03) shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Loan Document Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition. In furtherance of the foregoing and not in limitation thereof, no Hedging Agreement the obligations under which constitute Secured Obligations will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such Hedging Agreement shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(b) The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(a)(v). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(c) In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.09, 2.10, 2.12, 2.13, 2.14 and 9.03) allowed in such judicial proceeding; and

(B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(C) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03).

(d) The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and, except solely to the extent of the Borrowers’ rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrowers or any other Loan Party shall have any rights as a third party beneficiary of any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic communication, as follows:

(i) if to the Borrowers, to them c/o Starry, Inc., 38 Chauncy Street, 2nd Floor, Boston, MA 02111, Attention: General Counsel;

(ii) if to the Administrative Agent, to ArrowMark Agency Services, LLC, 100 Fillmore St., Denver, CO 80206, Attention: Katie Jones, Telephone: 303-398-2959, Email: agencynotices@arrowmarkpartners.com, with a copy (which shall not constitute notice) to: Sheppard Mullin Richter & Hampton LLP, 30 Rockefeller Plaza, New York, NY 10112, Attention: Bijal N. Vira, Esq., Telephone: 212-653-8174, E-mail: BVira@sheppardmullin.com;

(iii) if to any Lender, to it at its notice address (or fax number) set forth on its signature page hereto or, if not there, then in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient); and notices delivered through electronic communications to the extent provided in paragraph (b) of this Section shall be effective as provided in such paragraph.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email and Internet and intranet websites) pursuant to procedures set forth in this Agreement or at the electronic email addresses listed in Section 9.01(a) above; provided that the foregoing shall not apply to notices under Article II to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Any notices or other communications to the Administrative Agent or the Borrowers may be delivered or furnished by electronic communications pursuant to procedures approved by the recipient thereof prior thereto; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person.

(c) Each of the Administrative Agent and the Borrowers may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address or fax number for notices and other communications hereunder by notice to the Administrative Agent and the Borrowers.

SECTION 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) None of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement in writing entered into by the Borrowers (or, with the consent of the Administrative Agent, the Borrower Representative on behalf of itself and the other Borrowers, in which case the other Borrowers hereby agree to be bound by any such agreement), the Administrative Agent and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto (provided that the Borrower Representative may enter into any such agreement on behalf of the other Borrowers, in which case the other Borrowers hereby agree to be bound by any such agreement), in each case with the consent of the Required Lenders (provided that the signature page of each Lender to any such agreement shall be on file with the Administrative Agent with a copy thereof provided to the Borrowers); provided that no such agreement shall:

(A) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.03 or of any Default, mandatory prepayment or mandatory reduction of any Commitment shall not constitute an increase of any Commitment of any Lender);

(B) reduce the principal amount of any Loan or reduce the rate of interest thereon or reduce any fees (including any Prepayment Premium or other prepayment fees) payable, without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrowers to pay interest at the default rate or change the amount of the default rate specified in Section 2.10(b);

(C) postpone the scheduled maturity date of any Loan, or the date of any scheduled payment of the principal amount of any Loan under Section 2.07, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment affected thereby (it being understood that the waiver of any Default or any mandatory prepayment shall not constitute a postponement, waiver or excuse of any payment of principal, interest, fees or other amounts); provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrowers to pay interest at the default rate or change the amount of the default rate specified in Section 2.10(b);

(D) change Section 2.15(b) or 2.15(c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(E) change any of the provisions of this Section 9.02 (except as set forth in clause (b)(I), clause (b)(K) or clause (b)(L) below) or the percentage set forth in the definition of the term “Required Lenders” or “Required Delayed Draw Tranche C Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or the Lenders of any class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, in each case, without the written consent of each Lender (or each Lender of the applicable class);

(F) release all or substantially all of the value of the Guarantees provided by the Guarantors (including, in each case, by limiting liability in respect thereof) created under the Guarantee and Collateral Agreement without the written consent of each Lender (except as expressly provided in Section 9.14 or the Guarantee and Collateral Agreement (including any such release by the Administrative Agent in connection with any Disposition of any Subsidiary upon the exercise of remedies under the Security Documents), it being understood that an amendment or other modification of the type of obligations guaranteed under the Guarantee and Collateral Agreement shall not be deemed to be a release or limitation of any Guarantee);

(G) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender (except as expressly provided in Section 9.14 or the applicable Security Document (including any such release by the Administrative Agent in connection with any Disposition of the Collateral upon the exercise of remedies under the Security Documents), it being understood that an amendment or other modification of the type of obligations secured by the Security Documents shall not be deemed to be a release of the Collateral from the Liens of the Security Documents);

(H) contractually subordinate any of the Secured Obligations in right of payment to any other Indebtedness, or contractually subordinate any of the Liens on Collateral securing the Secured Obligations (in right of security) to any Lien on such Collateral securing any other Indebtedness, in each case, without the prior written consent of each directly and adversely affected Lender;

(I) (i) change or waive any condition precedent in Section 4.04 to any Borrowing of Delayed Draw Tranche C Loans, or (ii) after a Borrowing Request to fund Delayed Draw Tranche C Loans has been received by the Administrative Agent and before any Delayed Draw Tranche C Loans have been funded, waive any Default or Event of Default, in each case, without the written consent of the Required Delayed Draw Tranche C Lenders;

(J) postpone the scheduled date of expiration of any Delayed Draw Tranche C Commitment beyond the Delayed Draw Tranche C Commitment Termination Date, or modify the definition of “Delayed Draw Tranche C Commitment Termination Date,” in each case, without the written consent of each Delayed Draw Tranche C Lender;

(K) until the Birch Grove Enforcement Rights Termination Date, amend or modify (x) the definition of “Collateral,” “Collateral and Guarantee Requirement” or any Security Document or (y) this clause (K) or clause (L) below, in each case, without the prior written consent of Birch Grove;

(L) until the Birch Grove Enforcement Rights Termination Date, (i) amend or modify any of Section 5.01, 5.02, 5.03, 5.04, 5.05(a), 5.09, 6.01, 6.02, 6.03, 6.04, 6.05, 6.06, 6.08, 6.09, 6.11, 6.12, 6.14, 7.01, 7.02 or 7.03 (including, to the extent used therein, the definitions of capitalized terms defined in other provisions of this Agreement or the other Loan Documents), (ii) waive a Default or Event of Default arising from non-compliance with any of the foregoing provisions (unless such Default or Event of Default has been Rectified) or (iii) amend, modify or waive the provisions of Section 7.03(f) in a manner adverse to the Tranche C Lenders, in each case, without the prior written consent of Birch Grove;

(M) amend, modify or waive the provisions of Section 7.03(f) without the prior written consent of the Non-Birch Grove Lenders holding Loans (other than Tranche C Loans) and unused Commitments (other than Delayed Draw Tranche C Commitments) representing more than 50% of the sum, at such time, of (i) the aggregate outstanding principal balance of all Loans (other than Tranche C Loans) held by the Non-Birch Grove Lenders and (ii) the aggregate unused Commitments (other than Delayed Draw Tranche C Commitments) held by the Non-Birch Grove Lenders (with the outstanding principal balance of all Loans and the unused Commitments of any Defaulting Lender being disregarded in making such determination at any time); or

(N) amend, modify or waive the provisions of Section 7.04 in a manner adverse to Birch Grove (whether or not Birch Grove Capital LP or any of its Affiliates is a Lender hereunder at such time) without the prior written consent of (x) to the extent such amendment, modification or waiver is effected prior to the consummation of the purchase of the Tranche C Loans by the Non-Birch Grove Lenders pursuant to Section 7.03, the Required Tranche C Lenders and (y) to the extent such amendment, modification or waiver is effected prior to the consummation of the purchase of the Tranche C Loans by the Non-Birch Grove Lenders pursuant to Section 7.03, Birch Grove;

provided, further, that no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent without the prior written consent of the Administrative Agent.

Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of (x) any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (A), (B) or (C) above and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification or (y) in the case of any amendment, waiver or other modification referred to in the first proviso of this Section 9.02(b), any Lender that receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification.

(c) Notwithstanding any other provision of this Section to the contrary, any provision of this Agreement or any other Loan Document may be amended, without the consent of any Lender (except as expressly set forth in such Sections), in the manner provided in Section 9.14, and each Lender hereby expressly authorizes and directs the Administrative Agent to enter into any amendment or other modification of this Agreement or other Loan Documents contemplated by any such Section.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and the Lenders (including the reasonable fees, charges and disbursements of (x) one counsel to the Administrative Agent and the Lenders taken as a whole, any special or regulatory counsel and one local counsel for the Administrative Agent and the Lenders taken as a whole in each relevant jurisdiction that is material to the interests of the Administrative Agent and the Lenders, and solely in the case of an actual or perceived conflict of interest, where the party affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel one additional counsel in each relevant jurisdiction to each group of similarly situated affected parties and (y) following the expiration of the Standstill Period but prior to the Birch Grove Enforcement Rights Termination Date, solely with respect to the taking of Enforcement Actions by Birch Grove or its designee that are the subject of the appointment described in Section 7.02(b), one counsel to each of Birch Grove and its designee, any special or regulatory counsel to each of AS Birch Grove BG and its designee and one local counsel for each of Birch Grove and its designee in each relevant jurisdiction that is material to the interests of Birch Grove or such designee, and solely in the case of an actual or perceived conflict of interest, where the party affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel one additional counsel to each of Birch Grove and such designee in each relevant jurisdiction to each group of similarly situated affected parties) in connection with the structuring, arrangement and syndication of the credit facilities provided for herein, as well as the preparation, execution, delivery and administration of this Agreement, the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent, or any Lender, including the fees, charges and disbursements of any counsel for any of the foregoing, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses (including the fees, charges and disbursements of (x) one counsel to all Indemnitees taken as a whole, any special or regulatory counsel and one local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interests of the Lenders, and solely in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel one additional counsel in each relevant jurisdiction to each group of similarly situated affected Indemnitees and (y) following the expiration of the Standstill Period but prior to the Birch Grove Enforcement Rights Termination Date, solely with respect to the taking of Enforcement Actions by Birch Grove or its designee that are the subject of the appointment described in Section 7.02(b), one counsel to Birch Grove Capital LP and each of its Affiliates that are Indemnitees (the “Birch Grove Indemnitees”) taken as a whole and one counsel to such designee and each of its Affiliates that are Indemnitees (the “Designee Indemnitees”), any special or regulatory counsel to the Birch Grove Indemnitees and the Designee Indemnitees and one local counsel for all Birch Grove Indemnitees taken as a whole and one local counsel for all Designee Indemnitees in each relevant jurisdiction that is material to the interests of Birch Grove, and solely in the case of an actual or perceived conflict of interest, where the Birch Grove Indemnitee or Designee Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel one additional counsel in each relevant jurisdiction to each group of similarly situated affected Birch Grove Indemnitees or Designee Indemnitees) incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the structuring, arrangement and the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to this Agreement or the other Loan Documents of their obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by a Loan Party or any of its Subsidiaries, or any other Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by any Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (z) result from a claim not involving an act or omission of a Borrower and that is brought by an Indemnitee against another Indemnitee (other than against the arranger or the Administrative Agent in their capacities as such). This paragraph shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) To the extent that the Borrowers fail to indefeasibly pay any amount required to be paid by them under paragraph (a) or (b) of this Section to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing (and without limiting their obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such subagent) in connection with such capacity. For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans and unused Commitments, in each case, at the time (or most recently outstanding and in effect).

(d) To the fullest extent permitted by applicable law, the Borrowers shall not assert, or permit any of their Affiliates or Related Parties to assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, the Fifth Amendment Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) none of the Borrowers may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void ab initio) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the Related Parties of any of the Administrative Agent and any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A) the Borrower Representative; provided that no consent of the Borrower Representative shall be required (1) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, (2) for an assignment to any Person that has been approved by the Borrower Representative on or prior to the Fifth Amendment Effective Date or to such Person’s Affiliate and (3)

if an Event of Default has occurred and is continuing, for any other assignment; provided further that the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consents; provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided that only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent (i) all documentation and other information reasonably determined by the Administrative Agent to be required by applicable regulatory authorities required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, and (ii) an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the Closing Date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.03 and subject to the obligations of Section 9.12). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(iv) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and, as to entries pertaining to it, any Lender, at any reasonable time and from time to time upon reasonable prior written notice; provided that, for the avoidance of doubt, a Lender may only inspect the Register with respect to the Loans held by such Lender.

(v) Upon receipt by the Administrative Agent of an Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), any “know your customer” information requested by the Administrative Agent and the processing and recordation fee referred to in this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto. Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

(c) (i) Any Lender may, without the consent of the Borrowers or the Administrative Agent, sell participations to one or more Eligible Assignees (“Participants”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and Loans); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and, subject to the confidentiality requirements herein, the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant or requires the approval of all the Lenders. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (x) agrees to be subject to the provisions of Sections 2.15 and 2.16 as if it were an assignee under paragraph (b) of this Section and (y) shall not be entitled to receive any greater payment under Section 2.12 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.16(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments or Loans or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment or Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) No assignment shall be made to the Loan Parties or any of their Affiliates or Subsidiaries.

(f) Disqualified Institutions. (i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower Representative has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), such assignee shall not retroactively be considered a Disqualified Institution. Any assignment in violation of this clause (f)(i) shall not be void, but the other provisions of this clause (f) shall apply.

(ii) If any assignment or participation is made to any Disqualified Institution without the Borrower Representative’s prior written consent in violation of clause (i) above, the Borrowers may upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate the Commitment of such Disqualified Institution and repay all obligations of the Borrowers owing to such Disqualified Institution in connection with such Commitment and/or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and the other Loan Documents; provided that (i) the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.04(b) and (ii) such assignment does not conflict with applicable laws.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrowers, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation (a “Debtor Relief Plan”) pursuant to the Bankruptcy Code of the United States of America, or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect (“Debtor Relief Laws”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Debtor Relief Plan, (2) if such Disqualified Institution does vote on such Debtor Relief Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Debtor Relief Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Lender or any Affiliate of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14, 2.15(e), 7.04 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof. The provisions of Section 9.12 shall survive and remain in full force and effect with respect to the Administrative Agent and each Lender until eighteen (18) months following the date that the Administrative Agent or such Lender, respectively, is no longer party to this Agreement.

SECTION 9.06. Signatures; Integration; Effectiveness. This Agreement may be executed and delivered by facsimile, portable document format (.pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign), and in multiple counterparts, each of which will be deemed an original, but all of which together will constitute one and the same contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (but do not supersede any provisions of any separate agreements that do not by the terms thereof terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect). In the event of any conflict or inconsistency between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided further that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict or inconsistency with this Agreement. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of all the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each Affiliate thereof is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender, or by such an Affiliate, to or for the credit or the account of the Borrowers against any of and all the obligations then due of the Borrowers now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations of the Borrowers are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender and each Affiliate thereof under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or Affiliate may have. Each Lender agrees to notify the Borrower Representative and the Administrative Agent promptly after any such setoff and application; provided that the failure to give notice shall not affect the validity of such setoff and application.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the Borrowers hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement or any other Loan Document brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or any of its properties in the courts of any jurisdiction.

(c) Each of the Borrowers hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to the Loan Parties or any of their Subsidiaries and its obligations (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (f)), (g) on a confidential basis to (i) any rating agency in connection with rating the Borrowers or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein; (h) with the consent of the Borrower Representative or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any Affiliate of any of the foregoing on a nonconfidential basis from a source other than the Borrowers. For purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or any of their Subsidiaries or their businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrowers; provided that, in the case of information received from the Borrowers after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. It is agreed that, notwithstanding the restrictions of any prior confidentiality agreement binding on the Administrative Agent, such parties may disclose Information as provided in this Section 9.12.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. Release of Liens and Guarantees.

(a) A Guarantor (other than a Borrower) shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Guarantor shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Guarantor ceases to be a Subsidiary of a Loan Party; provided that, if so required by this Agreement, the Required Lenders (or, subject to Section 7.03, Birch Grove) shall have consented to such transaction and the terms of such consent shall not have provided otherwise. Upon any sale or other transfer by any Loan Party (other than to the Loan Parties or any of their Subsidiaries) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents shall be automatically released.

(b) In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

SECTION 9.15. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with such Act.

SECTION 9.16. No Fiduciary Relationship. Each of the Borrowers, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrowers, the other Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agent, the Lenders and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and none of the Administrative Agent, the Lenders or their Affiliates has any obligation to disclose any of such interests to the Borrowers or any of their Affiliates. To the fullest extent permitted by law, each of the Borrowers hereby waives and releases any claims that it or any of its Affiliates may have against the Administrative Agent, the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.17. Non-Public Information. Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Borrowers or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender represents to the Borrowers and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

SECTION 9.18. Judgment Currency.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in U.S. Dollars into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction U.S. Dollars could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each party hereto in respect of any sum due to any other party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than U.S. Dollars, be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase U.S. Dollars with the Judgment Currency; if the amount of U.S. Dollars so purchased is less than the sum originally due to the Applicable Creditor in U.S. Dollars, such party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such deficiency. The obligations of the parties contained in this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.19. Excluded Swap Obligations.

(a) Notwithstanding any provision of this Agreement or any other Loan Document, no Guarantee by any Guarantor under any Loan Document shall include a Guarantee of any Secured Obligation that, as to such Guarantor, is an Excluded Swap Obligation, and no Collateral provided by any Guarantor shall secure any Secured Obligation that, as to such Guarantor, is an Excluded Swap Obligation. In the event that any payment is made pursuant to any Guarantee by, or any amount is realized from Collateral of, any Guarantor as to which any Secured Obligations are Excluded Swap Obligations, such payment or amount shall be applied to pay the Secured Obligations of such Loan Party as otherwise provided herein and in the other Loan Documents without giving effect to such Excluded Swap Obligations, and each reference in this Agreement or any other Loan Document to the ratable application of such amounts as among the Secured Obligations or any specified portion of the Secured Obligations that would otherwise include such Excluded Swap Obligations shall be deemed so to provide.

(b) Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time to enable each other Loan Party to honor all of its obligations under the Loan Documents in respect of Swap Obligations (subject to the limitations on its Guarantee under the Collateral Agreement). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until its Guarantee under the Collateral Agreement is released. Each Qualified ECP Guarantor intends that this Section shall constitute a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(c) The following terms shall for purposes of this Section have the meanings set forth below:

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § et seq.), as amended from time to time, and any successor statute.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, the Guarantee by such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor becomes effective with respect to such related Swap Obligation.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 or that otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder at the time such Swap Obligation is incurred (including as a result of the agreement in this Section or any other Guarantee or other support agreement in respect of the obligations of such Guarantor by another Person that constitutes an “eligible contract participant”).

SECTION 9.20. Publicity. The Administrative Agent and ArrowMark may, with the Company’s prior written consent, make appropriate announcements of the financial arrangement entered into among the Loan Parties, Administrative Agent and Lenders, including, without limitation, announcements which are commonly known as tombstones, in such publications and to such selected parties as Administrative Agent or ArrowMark shall deem appropriate and which have been approved by the Company. The Administrative Agent and ArrowMark may, with the Company’s prior written consent, include any Loan Party’s name and logo in select transaction profiles and client testimonials prepared by Administrative Agent or ArrowMark for use in publications, company brochures and other marketing materials of Administrative Agent or ArrowMark.

SECTION 9.21. Joint and Several Liability of Borrowers.

(a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lenders, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Loan Document Obligations.

(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Loan Document Obligations (including any obligations arising under this Section 9.21), it being the intention of the parties hereto that all the Loan Document Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Loan Document Obligations as and when due or to perform any of the Loan Document Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Loan Document Obligation until such time as all of the Loan Document Obligations are paid in full.

(d) The obligations of each Borrower under the provisions of this Section 9.21 constitute the absolute and unconditional, full recourse obligations of such Borrower enforceable against such Borrower to the full extent of such Borrower’s Collateral, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 9.21(d)) or any other circumstances whatsoever.

(e) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Loans, notice of the occurrence of any Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or the Lenders under or in respect of any of the Loan Document Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement, except as otherwise provided in this Agreement. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Loan Document Obligations, the acceptance of any payment of any of the Loan Document Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or the Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Administrative Agent or the Lenders in respect of any of the Loan Document Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Loan Document Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Administrative Agent or the Lenders with respect to the failure by any Borrower to comply with any of its respective Loan Document Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 9.21 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its obligations under this Section 9.21, it being the intention of each Borrower that, so long as any of the Loan Document Obligations hereunder remain unsatisfied, the obligations of each Borrower under this Section 9.21 shall not be discharged except by performance and then only to the extent of such performance. The obligations of each Borrower under this Section 9.21 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or the Administrative Agent or any Lender.

(f) Each Borrower represents and warrants to the Administrative Agent and the Lenders that such Borrower is currently informed of the financial condition of the other Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Loan Document Obligations. Each Borrower further represents and warrants to the Administrative Agent and the Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of the other Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Loan Document Obligations.

(g) The provisions of this Section 9.21 are made for the benefit of each Secured Party, and its successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of such Secured Party, or any of its successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Loan Document Obligations hereunder or to elect any other remedy. The provisions of this Section 9.21 shall remain in effect until all of the outstanding Loan Document Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Loan Document Obligations, is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 9.21 will forthwith be reinstated in effect, as though such payment had not been made.

(h) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Administrative Agent or the Lenders with respect to any of the Loan Document Obligations or any collateral security therefor until such time as all of the outstanding Loan Document Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Secured Party hereunder are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Loan Document Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Loan Document Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Loan Document Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(i) Each Borrower hereby agrees that after the occurrence and during the continuance of any Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the outstanding Loan Document Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for the Administrative Agent, and such Borrower shall deliver any such amounts to the Administrative Agent for application to the Loan Document Obligations in accordance with this Agreement.

SECTION 9.22. Amendment and Restatement of Initial Credit Agreement. As of the Closing Date, this Agreement shall amend, restate and supersede the Initial Credit Agreement in its entirety, except as provided in this Section 9.22. Each Loan Party ratifies, reaffirms and acknowledges that this Agreement and the other Loan Documents are in full force and effect as the amendment and restatement of the Initial Credit Agreement. The rights and obligations of the parties evidenced by the Initial Credit Agreement and the other Loan Documents shall be evidenced by this Agreement and the other Loan Documents and the grant of security interest in the Collateral by the Loan Parties under the Security Documents shall continue thereunder but as amended by this Agreement, and shall not in any event be terminated, extinguished or annulled but shall hereafter be governed by this Agreement and the other Loan Documents. All references to the Initial Credit Agreement in the Loan Documents (other than this Agreement) shall be deemed to refer to this Agreement. This Agreement is an amendment and restatement only and not a novation. This Agreement shall not release or affect the liability of any guarantor of any promissory note or credit facility executed in reference to this Agreement or release any owner of collateral granted as security for this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

STARRY, INC., as a Borrower

By:	/s/ Chaitanya Kanojia

Name:	Chaitanya Kanojia
Title:	President

STARRY SPECTRUM HOLDINGS LLC, as a Borrower

By Starry, Inc., its Sole Member

/s/ Chaitanya Kanojia
Name:	Chaitanya Kanojia
Title:	President

STARRY (MA), INC., as Borrower

/s/ Chaitanya Kanojia
Name:	Chaitanya Kanojia
Title:	President

STARRY SPECTRUM LLC, as a Borrower

By Starry, Inc., its Sole Member

/s/ Chaitanya Kanojia
Name:	Chaitanya Kanojia
Title:	President

TESTCO LLC, as a Borrower

By Starry, Inc., its Sole Member

/s/ Chaitanya Kanojia
Name:	Chaitanya Kanojia
Title:	President

[Signature Page to Amended and Restated Credit Agreement]

WIDMO HOLDINGS LLC, as a Borrower

By Starry, Inc., its Sole Member

/s/ Chaitanya Kanojia
Name:	Chaitanya Kanojia
Title:	President

[Signature Page to Amended and Restated Credit Agreement]

VIBRANT COMPOSITES INC., as a Borrower

By:	/s/ William Lundregan

Name:	William Lundregan
Title:	President

ARROWMARK AGENCY SERVICES, LLC, as Administrative Agent

By:	/s/ David Corkins

Name:	David Corkins
Title:	Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement]

ARROWMARK FUNDAMENTAL OPPORTUNITY FUND, L.P., as a Lender

By: its General Partner
ArrowMark Partners GP, LLC

By:	/s/ David Corkins

Name:	David Corkins
Title:	Managing Member

Notice Address:

ArrowMark Agency Services, LLC
100 Fillmore St.
Denver, CO 80206
Attention: Katie Jones
Telephone: 303.398.2959

Email:	agencynotices@arrowmarkpartners.com

[Signature Page to Amended and Restated Credit Agreement]

ARROWMARK SPECIALTY FINANCE LLC, as a Lender

By: its Managing Member
ArrowMark Specialty Finance MM LLC

By:	/s/ David Corkins

Name:	David Corkins
Title:	Managing Member

Notice Address:

ArrowMark Agency Services, LLC 100 Fillmore St.
Denver, CO 80206
Attention: Katie Jones
Telephone: 303.398.2959

Email:	agencynotices@arrowmarkpartners.com

[Signature Page to Amended and Restated Credit Agreement]

THB IRON ROSE LLC, as a Lender

By: its Investment Adviser
ArrowMark Colorado Holdings LLC

By:	/s/ David Corkins

Name:	David Corkins
Title:	Managing Member

Notice Address:

ArrowMark Agency Services, LLC
100 Fillmore St.
Denver, CO 80206
Attention: Katie Jones
Telephone: 303.398.2959

Email:	agencynotices@arrowmarkpartners.com

[Signature Page to Amended and Restated Credit Agreement]

IRON HORSE INVESTMENT, LLC, as a Lender

By: its Investment Adviser
ArrowMark Colorado Holdings LLC

By:	/s/ David Corkins

Name:	David Corkins
Title:	Managing Member

Notice Address:

ArrowMark Agency Services, LLC
100 Fillmore St.
Denver, CO 80206
Attention: Katie Jones
Telephone: 303.398.2959

Email:	agencynotices@arrowmarkpartners.com

[Signature Page to Amended and Restated Credit Agreement]

ARROWMARK INCOME OPPORTUNITY FUND, L.P., as a Lender

By: its General Partner
ArrowMark Partners GP3, LLC

By:	/s/ David Corkins

Name:	David Corkins
Title:	Managing Member

Notice Address:

ArrowMark Agency Services, LLC
100 Fillmore St.
Denver, CO 80206
Attention: Katie Jones
Telephone: 303.398.2959

Email:	agencynotices@arrowmarkpartners.com

[Signature Page to Amended and Restated Credit Agreement]

ARROWMARK INCOME OPPORTUNITY FUND QP, L.P., as a Lender

By: its General Partner
ArrowMark Partners GP5, LLC

By:	/s/ David Corkins

Name:	David Corkins
Title:	Managing Member

Notice Address:

ArrowMark Agency Services, LLC
100 Fillmore St.
Denver, CO 80206
Attention: Katie Jones
Telephone: 303.398.2959

Email:	agencynotices@arrowmarkpartners.com

[Signature Page to Amended and Restated Credit Agreement]

SG-Starry, LLC

By: Sturm Group, LLC, its Manager

By:	/s/ Donald L. Sturm
Donald L. Sturm
Chairman and CEO

Notice Address:

3033 E. 1st Avenue, Suite 300
Denver, CO 80206

[Signature Page to Amended and Restated Credit Agreement]